As filed with the Securities and Exchange Commission on December 30, 2022

Registration No. 333-260512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHARING ECONOMY INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Nevada	7370	90-0648920
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

No. 85 Castle Peak Road Castle Peak Bay
Tuen Mun, N.T., Hong Kong
+852 3583-2186
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chan Pak Hei Jefferson
Chief Executive Officer
Sharing Economy International Inc.
No. 85 Castle Peak Road Castle Peak Bay
Tuen Mun, N.T., Hong Kong
+852 3583-2186
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
M. Ridgway Barker, Esq.
Scot J. Foley, Esq.
Withers Bergman LLP
1700 East Putnam Avenue, Suite 400
Greenwich, CT 06870

Telephone: (203) 302-4100

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant Section 7(a)(2)(B) of the Exchange Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION ON JANUARY [●], 2023

SHARING ECONOMY INTERNATIONAL INC.

2,000,000,000 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 2,000,000,000 shares of our common stock, par value $0.001 per share, by Strattner Alternative Credit Fund LP (“Strattner”) that we will put to Strattner pursuant to a common stock investment agreement, effective as of May 5, 2021, by and between us and Strattner (the Investment Agreement”). Strattner is sometimes referred to herein as the “Selling Security Holder” and the shares of common stock to be sold pursuant to the Investment Agreement are sometimes referred to herein as the “Put Shares.”

The Investment Agreement provides that Strattner is committed to purchase up to $5,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement.

The Selling Security Holder is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Investment Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate on January [●], 2024. The per share purchase price for the Put Shares shall be equal to 85% of volume weighted average price (“VWAP”) for the five consecutive trading days including and immediately after the date on which the Company submits a put notice to Strattner.

We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holder. We may receive proceeds of up to $5,000,000 from the sale of our Put Shares under the Investment Agreement. The proceeds will be used for working capital or general corporate purposes. We will bear all costs associated with this registration.

We are a holding company incorporated in the State of Nevada. Our operating companies are wholly-owned subsidiaries based primarily in the British Virgin Islands (the “BVI”), the People’s Republic of China (the “PRC”) and Hong Kong.

Our common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc. (the “OTC Markets”) under the symbol “SEII.” The shares of our common stock registered hereunder are being offered for sale by Selling Security Holder at prices established on the OTCQB during the term of this offering. On December 29, 2022, the closing price of our common stock was $0.0023 per share. The price will fluctuate based on the demand for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” to read about material factors you should consider before buying shares of our common stock, including, but not limited to, those risks under the heading “Risks Related to Doing Business in the People’s Republic of China” on page 13. As we are a company with significant ties to the PRC, our investors face certain legal and operational risks specific to that, which, if realized, could have a material adverse effect on our operations or the value of our common stock, or both.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and the financial statements appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Prospectus. Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” “Sharing Economy” or the “Registrant” refer to Sharing Economy International Inc., a Nevada corporation, and its wholly- owned subsidiaries. Please refer to pages 37 for a list of our wholly-owned subsidiaries.

OUR COMPANY

Overview of Sharing Economy

The Company is currently focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models. In connection with this initiative, the Company has formed or acquired 17 subsidiaries, all but one of which are incorporated in the BVI or Hong Kong, with the remaining subsidiary incorporated in the PRC. We believe a true peer-to-peer sharing economy based on rentals will take significant market share in both the business and consumer markets over the next few years.

Sharing Economy’s business models are hosted through digital platforms that enable more precise, real-time measurement of spare capacity and have the ability to dynamically connect that capacity with those who need it. These digital platforms handle transactions that offer access over ownership through renting, lending, subscribing, reselling, swapping or donating. Consumers who use sharing economy business models are often more comfortable with transactions that involve deeper social interactions than traditional methods of exchange.

Our fiscal year-end date is December 31.

Our board of directors consists of four persons, who are listed and whose backgrounds are described on pages 47-48. One of our directors, Chan Pak Hei Jefferson, also serves as our Chief Executive Officer.

Our principal administrative offices are located at No. 85 Castle Peak Road, Castle Peak Bay, Tuen Mun, N.T., Hong Kong. Our primary website is www.seii.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our websites a part of this prospectus.

We are not a Hong Kong operating company but a Nevada holding company with operations conducted through our wholly owned subsidiaries based in the BVI, Hong Kong and the PRC. Our investors hold shares of common stock in Sharing Economy, the Nevada holding company. This structure presents unique risks as our investors may never directly hold equity interests in our BVI, Hong Kong and PRC subsidiaries and will be dependent upon contributions from our subsidiaries to finance our cash flow needs. Our ability to obtain contributions from our subsidiaries is significantly affected by regulations promulgated by the BVI, Hong Kong and, to a significantly lesser extent, PRC authorities. Any change in the interpretation of existing rules and regulations or the promulgation of new rules and regulations may materially affect our operations and or the value of our securities, including causing the value of our securities to significantly decline or become worthless.

Sharing Economy and our BVI, Hong Kong and PRC subsidiaries are not required to obtain permission from Chinese authorities including the China Securities Regulatory Commission, or CSRC, or Cybersecurity Administration Committee, or CAC, to operate or to issue securities to foreign investors. However, there may be material risks associated with some of our operations being in Hong Kong. For example, as a U.S.-listed Hong Kong public company, we may face heightened scrutiny, criticism and negative publicity, which could result in a material change in our operations and the value of our common stock.

Description of Principal Business

We have acquired and currently operate an online rental classified platform named ECrent.com, which provides a marketplace for individuals and companies to view, list and search for rental products and services.

Our mission is to become the largest, most extensive sharing economy network, allowing individuals and companies to view, list and search for rental products and services on the platform, creating the conditions for collaborative consumption. Collaborative consumption is the trigger for more sustainable business and consumer practices that will protect the planet’s well-being as well as generate an entire class of new business opportunities based on the sharing economy ecosystem.

Our model is designed to bring sustainability, entrepreneurship and sharing together.

We operate an online platform, www.ecrent.com, which connects owners (businesses and individuals) and consumers in a robust growing community. The platform consists of a set of web portals and mobile applications which facilitate the online search for a wide and expanding range of rental products and services. The ECrent platform is designed to enable members of the rapidly growing global community to seek and rent items everywhere worldwide. The highly scalable ECrent platform is designed to consolidate all sharing and rental information (supply side) from all geographies into one single source, across multiple categories, and then rebroadcast available rental supply to the demand side. The ECrent platform is coded using advanced algorithms which leverage the central database to provide greater convenience to users through an intelligent matching system. The intelligent matching system incorporates specific product and/or service criteria, product/service pairings, geography and browsing behaviors. ECrent believes these features form the basis for a more comprehensive and extensive user experience than is otherwise available from well-known, first generation, single purpose sharing economy businesses such as Uber and Airbnb.

After proof of concept by our ECrent Worldwide operating subsidiary in other markets, notably Asia and selected regions of Europe, we started operations in the United States in mid-spring 2016 after obtaining a license to use our ECrent Worldwide’s software and trademark. Among the most significant findings, we learned that companies across all segments covet highly targeted and active markets, which historically were believed to generate a greater rate of investment. We believe the demand side is and will be dominated by environmentally and socially conscious users, which will be considered a targeted and active market that will make the platform more attractive and valuable.

PwC’s accompanying survey showed that 44% of U.S. adults are familiar with the sharing economy; 18% of U.S. adults say they have participated in the sharing economy as a consumer; and 7% say they have participated as a provider. Based on the PwC research, the global sharing and rental market would generate a potential revenue opportunity worth a total of $670 billion by 2025.

We believe ECrent is uniquely positioned to capitalize on these trends, and the groundwork has laid in the course of the soft launch will help to achieve the goal to lead the sharing economy development. While the traditional purchase-based consumer discretionary companies have mostly utilitarian relationships with their customers, sharing economy participants are passionate about social responsibility, environmentalism and are committed to leading more sustainable lives. This commitment, fortified by continued momentum, will allow us to build a more captive, engaged, true community of users.

The ECrent extensive and scalable platform is engineered to serve the business-to-business, business-to-consumer, and consumer-to-consumer market segments. By covering across these multiple segments positions ECrent for balanced growth regardless of macro-economic conditions as we will not rely on a single market. We envision the strategy will also provide us with ample opportunity to further lead the market by regularly introducing new features, functions, categories, and pricing.

We believe businesses will find the ECrent platform highly appealing because it will allow them to monetize unused or little used assets as well as expand their business by opening up new channels created by the sharing economy. In addition, we believe their affiliation with us will allow these companies to reinforce their brand to consumers and investors. A study published by MIT Sloan Management Review and Boston Consulting Group in May 2016 (the “MIT BCG Study”) found that 60% of investment firm board members are willing to divest from companies with poor sustainability performance and 75% feel increased operational efficiency often accompanies sustainability progress. By contrast, this same study revealed that only 60% of the 3,000 executives and managers surveyed have a sustainability strategy in place, while only 25% can present a clear sustainability business case. We believe the ECrent platform will be a highly cost-effective vehicle for closing this significant gap between companies and the markets they serve as well as their investors on the basis that our fully branded microsite will provide a cost-effective vehicle for them to develop and implement improved sustainability performance to meet the needs of sustainability conscious investors, notably building awareness and focus on tangible and measurable sustainability (business) outcomes.

The ECrent revenue model is to charge only the supply side; demand side registrants are not subject to any fee in the present model. Businesses or individuals can either pay to post a single item or service just as they would for a classified ad or they can post an unlimited number of items as well as brand themselves through an online rental store (microsite) on the ECrent platform. Microsites represent a recurring revenue model, offering a value proposition beyond renting items to other businesses or individuals. The MIT/BCG Study included steps business leaders could take to meet the needs of sustainability-conscious investors, notably building greater awareness and focus on tangible and measurable sustainability (business) outcomes. We believe the ECrent platform will be an ideal cost-effective vehicle for meeting these objectives.

The ECrent business is an emerging company in an emerging field. Accordingly, the approach to the market seeks to exploit early market entry opportunities in the sharing economy with a sense-and-respond strategy within our growing community. In the second fully operational phase we will employ both in-house sales professionals and engage market channel partners to solicit business from supply side. We will also build a team of Community Relations specialists who will cultivate tight relationships with users for by soliciting user feedback for ongoing improvements to the platform and expansion. We believe aggressive marketing and strategic partnerships with various agencies, such as marketing firms and trade associations will further propel our business once fully operational.

Revenue and User Model

ECrent revenue will be derived from online item postings. We do not charge any fees based on transaction value nor do we plan to do so in the near future. Set forth below is the current listing fee arrangements, which fees are to be paid prior to posting:

1.	A monthly fee of HK$50,000 for the advertisement posting (unlimited basis); and

2.	Online rental stores, or microsite for $2,500 per year.

The microsite is an enhanced online advertising package that allows for unlimited number of postings for a defined period of time, and a personalized online web storefront, providing customers with unique branding opportunities. We believe our microsites will represent a recurring revenue model as it will not be cost effective for the users to terminate our services once they have expended efforts to design and promote their microsites and they have received reoccurring traffic from their customers.

At this time, our sole source of revenue is the sale of advertising services.

Intellectual Property

We develop and own all intellectual properties and knowhow to develop and operate the whole ECrent.com platform.

Employees

As of September 30, 2022, we had two full-time employees and several consultants who are engaged with us either individually or as a business entity.

Properties

Our executive offices are located at No. 85 Castle Peak Road, Castle Peak Bay, Tuen Mun, N.T., Hong Kong, China. Our telephone number is +852 3583-2186.

We do not own any real estate or other physical properties.

Smaller Reporting Company

We are a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have (i) a public float of less than $250 million or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and no public float, or a public float of less than $700 million. As a “smaller reporting company,” the disclosure we will be required to provide in our SEC filings is less than it would be if we were not considered a “smaller reporting company.” Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Scaled disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

Emerging Growth Company

We are also an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with the requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and the exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company.

Our fiscal year end is December 31. Our audited financial statements for the quarter ended September 30, 2022, were prepared assuming that we will continue our operations as a going concern. Our accumulated loss for the period ended September 30, 2022 was $80,589,081. For the three months ended September 30, 2022, we earned revenues of $69,947, with the cost of such revenues being $0.

Due to the uncertainty of our ability to meet our current operating and capital expenses, our independent auditors have included a going concern opinion in their report on our audited financial statements for the period ended December 31, 2021. The notes to our financial statements contain additional disclosure describing the circumstances leading to the issuance of a going concern opinion by our auditors.

THE OFFERING

Common Stock offered by Selling Security Holder:	This prospectus relates to the resale of 2,000,000,000 shares of our common stock, issuable to the Selling Security Holder.

Common Stock outstanding before the Offering:	333,331,882 shares of common stock as of the date of this prospectus.

Common Stock outstanding after the Offering:	2,333,331,882 shares of common stock (1)

Terms of the Offering:	The Selling Security Holder will determine when and how it will sell the common stock offered in this prospectus. The prices at which the Selling Security Holder may sell the shares of common stock in this offering will be determined by the prevailing market price for the shares of common stock or in negotiated transactions.

Termination of the Offering	The Offering will conclude upon such time as all of the common stock has been sold pursuant to the registration statement.

Trading Market	Our Common Stock is subject to quotation on the OTCQB Market under the symbol “SEII.”

Use of proceeds	The Company is not selling any shares of the common stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of common stock covered by this prospectus. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of his/her/its entire investment. See “Risk Factors”.

(1)	This total reflects the number of shares of common stock that will be outstanding assuming that the Selling Security Holder purchases all 2,000,000,000 shares of our common stock under the Investment Agreement.

Investment Agreement

On May 5, 2021, the Company entered into the Investment Agreement with the Selling Security Holder. The Investment Agreement provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $5,000,000 (the “Total Commitment”) worth of the Company’s common stock, $0.001 par value, over the 36-month term of the Investment Agreement.

From time to time over the term of the Investment Agreement, commencing on the trading day immediately following the date on which the initial registration statement is declared effective by the Securities and Exchange Commission (the “SEC”), as further discussed below, the Company may, in its sole discretion, provide the Selling Security Holder with draw down notices (each, a “Draw Down Notice”) to purchase a specified dollar amount of the Put Shares (the “Draw Down Amount”) over a 10 consecutive trading day period, commencing on the trading day specified in the applicable Draw Down Notice (the “Pricing Period”), with each draw down subject to the limitations discussed below. The maximum amount of shares requested to be purchased pursuant to any single Draw Down Notice cannot exceed 200% of the average daily trading volume of the Company’s common stock for the ten trading days immediately preceding the date of the Draw Down Notice (the “Maximum Draw Down Amount”).

Once presented with a Draw Down Notice, the Selling Security Holder is required to purchase the number of Put Shares underlying the Draw Down Notice. The per share purchase price for the Shares subject to a Draw Down Notice shall be equal to 85% of the arithmetic average of the lowest VWAPs during the applicable Pricing Period Each purchase pursuant to a draw down shall reduce, on a dollar-for-dollar basis, the Total Commitment under the Investment Agreement.

The Company is prohibited from issuing a Draw Down Notice if (i) the amount requested in such Draw Down Notice exceeds the Maximum Draw Down Amount, (ii) the sale of Shares pursuant to such Draw Down Notice would cause the Company to issue or sell or the Investor to acquire or purchase an aggregate dollar value of Shares that would exceed the Total Commitment, or (iii) the sale of Shares pursuant to the Draw Down Notice would cause the Company to sell or the Investor to purchase an aggregate number of shares of the Company’s common stock which would result in beneficial ownership by the Investor of more than 9.99% of the Company’s common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder). The Company cannot make more than one draw down in any Pricing Period and must allow 10 days to elapse between the completion of the settlement of any one draw down and the commencement of a Pricing Period for any other draw down.

Additionally, the Company paid to the Selling Security Holder a commitment fee equal in the form of 250,000 restricted shares of the Company’s common stock (the “Initial Commitment Shares”).

SUMMARY FINANCIAL INFORMATION

The tables and information below are derived from our audited financial statements for the fiscal year ended December 31, 2021, and our unaudited financial statements for the nine months ended September 30, 2022. Our working capital deficit as of September 30, 2022 was $(9,472,234).

For the Fiscal Year December 31, 2021
Financial Summary (Audited)
Cash and cash equivalents	$66,273
Total Assets	4,566,744
Total Liabilities	17,087,672
Total Stockholders’ Equity (Deficit)	$(12,520,928)

For the Fiscal Year December 31, 2021
Consolidated Statements of Expenses and Net Loss
Total Operating Expenses	4,258,740
Net Loss for the Period	$(3,897,513)

For the Fiscal Quarter ended September 30, 2022
Financial Summary (Unaudited)
Cash and cash equivalents	$23,929
Total Assets	3,046,735
Total Liabilities	17,590,821
Total Stockholders’ Equity (Deficit)	$(14,544,086)

For the nine months ended September 30, 2022
Consolidated Statements of Expenses and Net Loss
Total Operating Expenses	2,603,391
Net Loss for the Period	$(3,680,992)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following known material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. You could lose all or part of your investment due to any of these risks.

RISKS RELATING TO OUR COMPANY

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the years ended December 31, 2021 and 2020, and our unaudited financial statements for the six months ended September 30, 2022, were prepared assuming that we will continue our operations as a going concern. We generated revenue of $237,756, and accounted for a net loss of $3,897,513, at December 31, 2021. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. As we have generated revenue of $251,418, and accounted for a net loss of $3,689,085, for the nine months ended September 30, 2022, we anticipate a similar determination by our independent accountants in their audit report for the current fiscal year. Continued operations are dependent on our ability to complete equity or debt financings or generate profitable operations. Such financings may not be available or may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty.

If our estimates related to future expenditures are erroneous or inaccurate, our business will fail and you could lose your entire investment.

Our success is dependent in part upon the accuracy of our management’s estimates of our future cost expenditures for legal and accounting services (including those we expect to incur as a publicly reporting company), for website marketing and development expenses, and for administrative expenses, which management estimates to be approximately $20,000,000 over the next twelve months. If such estimates are erroneous or inaccurate, or if we encounter unforeseen costs, we may not be able to carry out our business plan, which could result in the failure of our business and the loss of your entire investment.

If we are not able to develop out business as anticipated, we may not be able to generate meaningful revenues or achieve meaningful profitability and you may lose your investment.

We have few customers, and we have earned limited revenues to date. Our business prospects are difficult to predict because of our limited operating history, and unproven business strategy. Our primary business activities going forward will likely be focused on the operation of our online platform, www.ecrent.com, which is a global marketplace for individuals and corporations to deploy the rental, social media and advertising services among all countries. Although we believe that our business plan has significant profit potential, we may not attain profitable operations and our management may not succeed in realizing our business objectives. If we are not able to develop out business as anticipated, we may not be able to generate revenues or achieve profitability and you may lose your entire investment.

We rely on short term financing to fund our operations.

We have historically financed our operations through short-term bank loans, which have been refinanced upon maturity. At December 31, 2021 and September 30, 2022 we had outstanding short-term bank loans of $5.6 million and $5.3 million, respectively. We cannot assure you that we would be able to obtain alternative financing in the event that our lenders did not renew our short-term loans. Our failure to have the bank loans refinanced could materially impair our ability to operate our business.

We expect to suffer losses in the immediate future that may cause us to curtail or discontinue our operations.

We expect to incur operating losses in future periods. These losses will occur because have limited revenues to offset the expenses associated with the development of brand and our business operations, generally. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate meaningful revenues, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will almost certainly fail.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to generate future operating revenues depends in part on whether we can obtain the financing necessary to implement our business plan. We will likely require additional financing through the issuance of debt and/or equity in order to establish profitable operations, and such financing may not be forthcoming. As widely reported, the global and domestic financial markets have been extremely volatile in recent months. If such conditions and constraints continue or if there is no investor appetite to finance our specific business, we may not be able to acquire additional financing through credit markets or equity markets. Even if additional financing is available, it may not be available on terms favorable to us. At this time, we have not identified or secured sources of additional financing. Our failure to secure additional financing when it becomes required will have an adverse effect on our ability to remain in business.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy. Our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other user data, including credit card information for certain users. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other user data, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties (including, in certain instances, voluntary third-party certification bodies such as TRUSTe). It is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to users or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation or negative publicity and could cause our users and advertisers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties with whom we work, such as advertisers, vendors or developers, violate applicable laws or our policies, such violations may also put our users’ information at risk and could have an adverse effect on our business.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including laws regarding data retention, privacy, distribution of user- generated content and consumer protection, that are frequently evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly outside the United States. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning data protection and other matters that may be applicable to our business. It is also likely that if our business grows and evolves and our solutions are used in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to discontinue certain products or features, which would negatively affect our business. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred to prevent or mitigate this potential liability could also harm our business and operating results.

Any significant disruption in our website presence or services could result in a loss of customers.

Our plans call for our customers to access our service through our website, www.ECrent.com. Our reputation and ability to attract, retain and serve our customers will be dependent upon the reliable performance of our website, network infrastructure and fulfillment processes (how we deliver services purchased by our customers). Prolonged or frequent interruptions in any of these systems could make our website unavailable or unusable, which could diminish the overall attractiveness of our subscription service to existing and potential customers.

Our servers will likely be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions and delays in our service and operations and loss, misuse or theft of data. It is likely that our website will periodically experience directed attacks intended to cause a disruption in service, which is not uncommon for web-based businesses. Any attempts by hackers to disrupt our website service or our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Any significant disruption to our website or internal computer systems could result in a loss of subscribers and adversely affect our business and results of operations.

Our potential customers will require a high degree of reliability in the delivery of our services, and if we cannot meet their expectations for any reason, demand for our products and services will suffer.

Our success depends in large part on our ability to assure generally error-free services, uninterrupted operation of our network and software infrastructure, and a satisfactory experience for our customers’ end users when they use Internet-based communications services. To achieve these objectives, we depend on the quality, performance and scalability of our products and services, the responsiveness of our technical support and the capacity, reliability and security of our network operations. We also depend on third parties over which we have no control. For example, our ability to serve our customers is based solely on our network access agreement with one service provider and on that service provider’s ability to provide reliable Internet access. Due to the high level of performance required for critical communications traffic, any failure to deliver a satisfactory experience to end users, whether or not caused by our own failures could reduce demand for our products and services.

Technology changes rapidly in our business and if we fail to anticipate or successfully implement new technologies or the manner in which people play our game, the quality, timeliness and competitiveness of our products and services will suffer.

Rapid technology changes in our industry require us to anticipate, sometimes years in advance, which technologies we must implement and take advantage of in order to make our products and services competitive in the market. Therefore, we must start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly and effectively than we can. In either case, our products and services may be technologically inferior to our competitors’, less appealing to consumers, or both. If we cannot achieve our technology goals within the original development schedule of our products and services, then we may delay their release until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our product or service launch schedule or to keep up with our competition, which would increase our development expenses. Any such failure to adapt to, and appropriately allocate resources among, emerging technologies would harm our competitive position, reduce our market share and significantly increase the time we take to bring our product to market.

The loss of the services of Chan Tin Chi, our majority shareholder, or our failure to timely identify and retain competent personnel could negatively impact our ability to develop our website and sell our services.

We are highly dependent on Chan Tin Chi, who beneficially owns approximately 48% of our issued and outstanding shares of common stock. The development of our brand licensing business will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers who are developing our business, and on our ability to identify and retain competent consultants and employees with the skills required to execute our business objectives. The loss of the services of Chan Tin Chi or our failure to timely identify and retain competent personnel would negatively impact our ability to develop our business and license our brand, which could adversely affect our financial results and impair our growth.

Our success depends on the value of our brand, and if the value of our brand were to diminish, our revenues, results of operations and prospects would be adversely affected.

Our success depends on our brand, ECrent.com, and its value. Our business would be adversely affected if:

●	ECrent.com’s public image or reputation were to be tarnished;

●	The ECrent.com is integral to our marketing efforts and form the core of our brand name. Our continued success and the value of our brand name therefore depends, to a large degree, on the reputation of such brand; and

●	Our licensees were to diminish the quality of our brand.

While we will require that our licensees maintain the quality of our brands through specific contractual provisions, we cannot be certain that our licensees, or their manufacturers and distributors, will honor their contractual obligations or that they will not take other actions that will diminish the value of our brand name.

We operate an independent online rental platform, with no experience in the market, and failure to successfully compensate for this inexperience may adversely impact our operations and financial position.

We operate as an independent business, whose existence is predicated on the brand name ecrent.com, and we have no substantial tangible assets in a highly competitive industry. We have little operating history, a small customer base and little revenue to date. This makes it difficult to evaluate our future performance and prospects. Our business must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an emerging and evolving industry characterized by intense competition, including:

●	our business model and strategy are still evolving and are continually being reviewed and revised;

●	we may not be able to raise the capital required to develop our initial customer base and reputation;

●	we may not be able to successfully implement our business model and strategy; and

●	we are reliant on Chan Tin Chi, the beneficial owner of approximately 48% of our shares of common stock.

We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties. If we are unable to do so, our business will not be successful and the value of your investment in our company will decline.

Our failure to protect our intellectual property and proprietary technology may significantly impair our competitive advantage.

Our success and ability to compete depends in large part upon protecting our proprietary technology. We rely on a combination of patent, trademark and trade secret protection, nondisclosure and nonuse agreements to protect our proprietary rights. The steps we have taken may not be sufficient to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. The patent and trademark law and trade secret protection may not be adequate to deter third party infringement or misappropriation of our patents, trademarks and similar proprietary rights.

We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

We may face costly intellectual property infringement claims, the result of which would decrease the amount of cash we would anticipate to operate and complete our business plan.

We anticipate that from time to time we will receive communications from third parties asserting that we are infringing certain copyright, trademark and other intellectual property rights of others or seeking indemnification against alleged infringement. If anticipated claims arise, we will evaluate their merits. Any claims of infringement brought of third parties could result in protracted and costly litigation, damages for infringement, and the necessity of obtaining a license relating to one or more of our products or current or future technologies, which may not be available on commercially reasonable terms or at all. Litigation, which could result in substantial cost to us and diversion of our resources, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. Any intellectual property litigation and the failure to obtain necessary licenses or other rights could have a material adverse effect on our business, financial condition and results of operations.

We incur costs associated with SEC reporting compliance, which may significantly affect our financial condition.

The Company made the decision to become an SEC “reporting company” in order to comply with applicable laws and regulations. We incur certain costs of compliance with applicable SEC reporting rules and regulations including, but not limited to attorneys’ fees, accounting and auditing fees, other professional fees, financial printing costs and Sarbanes-Oxley compliance costs in an amount estimated at approximately $200,000 per year. On balance, the Company determined that the incurrence of such costs and expenses was preferable to the Company being in a position where it had very limited access to additional capital funding.

We may be required to incur significant costs and require significant management resources to evaluate our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and any failure to comply or any adverse result from such evaluation may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. This report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. No assurance can be given that we will be able to fully comply with Section 404 or that we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year-end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

We face continuing risks related to the ongoing Coronavirus (COVID-19), which could significantly disrupt our research and development, operations, sales, and financial results.

Our business may continue to be adversely impacted by the effects of the Coronavirus (COVID-19) pandemic. In addition to global macroeconomic effects, the Coronavirus (COVID-19) outbreak and any other related adverse public health developments may cause ongoing disruption to our operations and sales activities. Our third-party vendors, third-party distributors, and our customers have been and will be disrupted by worker absenteeism, quarantines and restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our activities or the operations of our third-party vendors and third-party distributors, the supply of our products will be delayed, which could adversely affect our business, operations and customer relationships. In addition, the Novel Coronavirus (COVID-19) or other disease outbreak will in the short-run and may over the longer term adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect demand for our products and services and impact our operating results. There can be no assurance that any decrease in sales resulting from the Novel Coronavirus (COVID-19) will be offset by increased sales in subsequent periods. Although the magnitude of the impact of the Novel Coronavirus (COVID-19) outbreak on our business and operations remains uncertain, the continued spread of the Novel Coronavirus (COVID- 19) or the occurrence of other epidemics and the imposition of related public health measures and travel and business restrictions will adversely impact our business, financial condition, operating results and cash flows. In addition, we have experienced and will experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products and services in a timely manner or meet required milestones or customer commitments.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets outside the United States.

Substantially all of our assets are currently located outside of the United States. Additionally, all of our directors and officers reside outside of the United States, in Hong Kong and China. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised Hong Kong and China do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, there are no extradition treaties now in effect between the United States and, on the other hand, Hong Kong and China, which would permit effective enforcement of criminal penalties of the Federal securities laws.

RISKS RELATING TO DOING BUSINESS IN HONG KONG AND CHINA

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in Hong Kong and the profitability of such business.

We conduct our operations and generate our revenue in Hong Kong. Accordingly, economic, political and legal developments in the PRC will significantly affect our business, financial condition, results of operations and prospects. The PRC economy is in transition from a planned economy to a market-oriented economy subject to plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on economic conditions in the PRC. While we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will continue to follow market forces, we cannot assure you that this will be the case.  Our interests may be adversely affected by changes in policies by the PRC government, including:

●	changes in laws, regulations or their interpretation;

●	confiscatory taxation;

●	restrictions on currency conversion, imports or sources of supplies, or ability to continue as a for-profit enterprise;

●	expropriation or nationalization of private enterprises; and

●	the allocation of resources.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. We expect the Hong Kong legal system to rapidly evolve in the near future and may become closer aligned with legal system in China with the PRC government exerting more oversight and control over companies operating in Hong Kong, offerings conducted overseas and or foreign investment in Hong Kong based issuers. The interpretations of many laws, regulations and rules may not always be uniform and the enforcement of these laws, regulations and rules may involve uncertainties for you and us. Our ability to operate in Hong Kong, conduct overseas offerings and continue to investment in Hong Kong based issuers may be harmed by these changes in its laws and regulations, including those relating to taxation, import and export tariffs, healthcare regulations, environmental regulations, land use and property ownership rights, and other matters. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in Hong Kong or particular regions thereof, and could limit or completely hinder our ability to offer or continue to offer securities to investors or require us to divest ourselves of any interest we then hold in Hong Kong properties or joint ventures. Any such actions (including divesture or similar actions) could result in a material adverse effect on us and on your investment in us and could render our securities and your investment in our securities worthless.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts that provide interpretations of laws and regulations and decide contractual disputes and issues may change their interpretation or enforcement very rapidly with little advance notice at any time, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as, may cause possible problems to foreign investors.

Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

For a detailed description of the potential government regulations facing the Company associated with our operations in Hong Kong, please refer to “Government and Industry Regulations.”

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges. However, to the extent that the Chinese government exerts more control over offerings conducted overseas and/or foreign investment in China-based issuers over time and if our PRC subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange and the value of our common stock may significantly decline or become worthless, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in Hong Kong may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. Given that the Chinese government may intervene or influence our operations at any time, it could result in a material change in our operation and the value of our common stock. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. As a result, our common stock may decline in value dramatically or even become worthless should we become subject to new requirement to obtain permission from the PRC government to list on U.S. exchange in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which were available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, the State Internet Information Office issued the Measures of Cybersecurity Review (Revised Draft for Comments, not yet effective) on July 10, 2021, which require operators with personal information of more than 1 million users who want to list abroad to file a cybersecurity review with the Office of Cybersecurity Review. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. While we believe that our operations are not affected by this, as these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

The Holding Foreign Companies Accountable Act requires the Public Company Accounting Oversight Board (PCAOB) to be permitted to inspect the issuer’s public accounting firm within three years. This three-year period will be shortened to two years if the Accelerating Holding Foreign Companies Accountable Act is enacted.  There are uncertainties under the PRC Securities Law relating to the procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of the PRC. If the U.S. securities regulatory agencies are unable to conduct such investigations, they may suspend or de-register our registration with the SEC and delist our securities from applicable trading market within the US.

The Holding Foreign Companies Accountable Act was signed into law on December 18, 2020, and requires Auditors of publicly traded companies to submit to regular inspections every three years to assess such auditors’ compliance with applicable professional standards. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. On September 22, 2021, the PCAOB adopted rules to create a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such designations as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future. In September 2022, the PCAOB reached an agreement with the CSRC and the Chinese Ministry of Finance to permit inspections of the auditors of more than 160 Chinese companies with shares listed on U.S. stock exchanges.

Our auditor is based in United States of America and is subject to PCAOB inspection. It is not subject to either the determinations announced by the PCAOB on December 16, 2021 or the September 2022 agreement. Furthermore, due to the recent developments in connection with the implementation of the Holding Foreign Companies Accountable Act, we cannot assure you whether the SEC or other regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. The requirement in the HFCA Act that the PCAOB be permitted to inspect the issuer’s public accounting firm within two or three years, may result in the delisting of our securities from applicable trading markets in the U.S, in the future if the PCAOB is unable to inspect our accounting firm at such future time.

According to Article 177 of the Securities Law of the PRC (“Article 177”), overseas securities regulatory authorities are prohibited from engaging in activities pertaining to investigations or evidence collection directly conducted within the territories of the PRC, and Chinese entities or individuals are further prohibited from providing documents and information in connection with securities business activities to any organizations and/or persons abroad without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. As of the date of this prospectus, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177.

We believe Article 177 is only applicable where the activities of overseas authorities constitute a direct investigation or evidence collection by such authorities within the territory of the PRC. In the event that the U.S. securities regulatory agencies carry out an investigation on us such as an enforcement action by the Department of Justice, the SEC or other authorities, such agencies’ activities will constitute conducting an investigation or collecting evidence directly within the territory of the PRC and accordingly fall within the scope of Article 177. In that case, the U.S. securities regulatory agencies may have to consider establishing cross-border cooperation with the securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or establishing a regulatory cooperation mechanism with the securities regulatory authority of the PRC. However, there is no assurance that the U.S. securities regulatory agencies will succeed in establishing such cross-border cooperation in this particular case and/or establish such cooperation in a timely manner.

Furthermore, as Article 177 is a recently promulgated provision, it remains unclear as to how it will be interpreted, implemented or applied by the Chinese Securities Regulatory Commission or other relevant government authorities. As such, there are uncertainties as to the procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of the PRC. The Holding Foreign Companies Accountable Act requires the Public Company Accounting Oversight Board (PCAOB) be permitted to inspect the issuer’s public accounting firm within three years. This three-year period will be shortened to two years if the Accelerating Holding Foreign Companies Accountable Act is enacted. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from applicable trading market within the US.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with significant China-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in China, or causing the suspension or termination of our business operations in China entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective, including detailed disclosure related to whether the issuer received or were denied permission from Chinese authorities to list on U.S. exchanges and the risks that such approval could be denied or rescinded. On August 1, 2021, the China Securities Regulatory Commission stated in a statement that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. We cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference in China.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We will have operations, agreements with third parties and make sales in Hong Kong, which may experience corruption. Our proposed activities may create the risk of unauthorized payments or offers of payments by one of the employees, consultants, or sales agents of our Company, because these parties are not always subject to our control. It will be our policy to implement safeguards to discourage these practices by our employees. Also, our existing practices and any future improvements may prove to be less than effective, and the employees, consultants, or sales agents of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds we receive from offshore financing activities to make loans to or make additional capital contributions to our Hong Kong subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand business.

Any transfer of funds by us to our Hong Kong or PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, may become subject to approval by or registration or filing with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to PRC subsidiaries are subject to the approval of or filing with the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. It is unclear if Hong Kong subsidiaries will be deemed a PRC subsidiary. If Hong Kong subsidiaries are deemed to be PRC subsidiaries, (i) any foreign loan procured by our Hong Kong subsidiaries will be required to be registered with SAFE or its local branches or filed with SAFE in its information system; and (ii) our Hong Kong subsidiaries will not be able to procure loans which exceed the difference between their total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided in the People’s Bank of China Notice No. 9 (“PBOC Notice No. 9”). We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our Hong Kong subsidiaries, if required. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds we receive from our offshore financing activities and to capitalize our Hong Kong operations may be negatively affected, which could adversely affect our liquidity and ability to fund and expand our business. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our Hong Kong subsidiaries. This is because there is no statutory limit on the amount of registered capital for our Hong Kong subsidiaries, and we are allowed to make capital contributions to our Hong Kong subsidiaries by subscribing for their initial registered capital and increased registered capital, provided that the Hong Kong subsidiaries complete the relevant filing and registration procedures.

The Circular on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-Invested Enterprises, or SAFE Circular 19, effective as of June 1, 2015, as amended by Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement under the Capital Account, or SAFE Circular 16, effective on June 9, 2016, allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, and also prohibit FIEs from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under its business scope. If Safe Circulars 16 and 19 are interpreted to apply to the Hong Kong Dollar, our ability to use Hong Kong Dollars converted from the net proceeds from our offshore financing activities to fund the establishment of new entities in Hong Kong, to invest in or acquire any other Hong Kong or PRC companies may be limited, which may adversely affect our business, financial condition and results of operations.

Because our holding company structure creates restrictions on the payment of dividends, our ability to pay dividends is limited.

We are a holding company whose primary assets are our ownership of the equity interests in our subsidiaries. We conduct no other business and, as a result, we depend entirely upon our subsidiaries’ earnings and cash flow. If we decide in the future to pay dividends, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. Our subsidiaries  and projects may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses or debt service, appropriation to reserves prescribed by laws and regulations, covering losses in previous years, restrictions on the conversion of local currency into U.S. dollars or other hard currency, completion of relevant procedures with governmental authorities or banks and other regulatory restrictions. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of any of these currencies into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a U.S. holder of our shares of common stock, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency such as the RMB, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

Dividends payable to our foreign investors and gains on the sale of our shares of common stock by our foreign investors may become subject to tax by the PRC.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council of the PRC, unless otherwise provided under relevant tax treaties, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our shares, and any gain realized from the transfer of our shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether we or any of our subsidiaries established outside of China are considered a PRC resident enterprise or whether holders of shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our shares by such investors are subject to PRC tax, the value of your investment in our shares may decline significantly.

Our global income may be subject to PRC taxes under the PRC Enterprise Income Tax Law, which could have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its amendment and implementation rules, which became effective in January 2008, an enterprise established outside of the PRC with a “de facto management body” located within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finance and treasury, and business combination and disposition of properties and other assets of an enterprise.” On April 22, 2009, the State Administration of Taxation (the “SAT”), issued a circular, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although the SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the determining criteria set forth in the SAT Circular 82 may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the resident status of all offshore enterprises for the purpose of PRC tax, regardless of whether they are controlled by PRC enterprises or individuals. Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion. In such case, we may be considered a PRC resident enterprise and may therefore be subject to the 25% enterprise income tax on our global income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability. In addition to the uncertainty regarding how the new PRC resident enterprise classification for tax purposes may apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation issued an Announcement on Several Issues Concerning Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises, or Announcement 7, with the same effective date. Under Announcement 7, an “indirect transfer” refers to a transaction where a non-resident enterprise transfers its equity interest and other similar interest in an offshore holding company, which directly or indirectly holds Chinese taxable assets (the assets of an “establishment or place” situated in China; real property situated in China and equity interest in Chinese resident enterprises) and any indirect transfer without reasonable commercial purposes are subject to the PRC taxation. In addition, Announcement 7 specifies the conditions under which an indirect transfer is deemed to lack a reasonable commercial purpose which include: (1) 75% or more of the value of the offshore holding company’s equity is derived from Chinese taxable assets, (2) anytime in the year prior to the occurrence of the indirect transfer of Chinese taxable assets, 90% or more of the total assets (excluding cash) of the offshore holding company are direct or indirect investments in China, or 90% or more of the revenue of the offshore holding company was sourced from China; (3) the functions performed and risks assumed by the offshore holding company(ies), although incorporated in an offshore jurisdiction to conform to the corporate law requirements there, are insufficient to substantiate their corporate existence and (4) the foreign income tax payable in respect of the indirect transfer is lower than the Chinese tax which would otherwise be payable in respect of the direct transfer if such transfer were treated as a direct transfer. As a result, gains derived from such indirect transfer will be subject to PRC enterprise income tax, currently at a tax rate of 10%.

Announcement 7 grants a safe harbor under certain qualifying circumstances, including transfers in the public securities market and certain intragroup restricting transactions, however, there is uncertainty as to the implementation of Announcement 7. For example, Announcement 7 requires the buyer to withhold the applicable taxes without specifying how to obtain the information necessary to calculate taxes and when the applicable tax shall be submitted. Announcement 7 may be determined by the tax authorities to be applicable to our offshore restructuring transactions or sale of the shares of our offshore subsidiaries where non-resident enterprises, being the transferors, were involved. Though Announcement 7 does not impose a mandatory obligation of filing the report of taxable events, the transferring party shall be subject to PRC withholding tax if the certain tax filing conditions are met. Non-filing may result in an administrative penalty varying from 50% to 300% of unpaid taxes. As a result, we and our non-resident enterprises in such transactions may become at risk of being subject to taxation under Announcement 7, and may be required to expend valuable resources to comply with Announcement 7 or to establish that we and our non-resident enterprises should not be taxed under Announcement 7, for any restructuring or disposal of shares of our offshore subsidiaries, which may have a material adverse effect on our financial condition and results of operations.

PRC laws and regulations have established more complex procedures for certain acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

Further to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, the Anti-monopoly Law of the PRC, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by MOFCOM or the MOFCOM Security Review Rules, was issued in August 2011, which established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change of control transaction in which a foreign investor takes control of a PRC enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to merger control review and or security review.

The MOFCOM Security Review Rules, effective from September 1, 2011, which implement the Notice of the General Office of the State Council on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to the security review by MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through agreements control or offshore transactions.

Further, if the business of any target company that the combined company seeks to acquire falls into the scope of security review, the combined company may not be able to successfully acquire such company either by equity or asset acquisition, capital contribution or through any contractual agreements. The combined company may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the relevant regulations to complete such transactions could be time consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit its ability to complete such transactions, which could affect our ability to maintain or expand our market share.

In addition, SAFE promulgated the Circular on the Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 19, on June 1, 2015. Under Circular 19, registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and the equity investments in the PRC made by the foreign-invested company shall be subject to the relevant laws and regulations about the foreign-invested company’s reinvestment in the PRC. In addition, foreign-invested companies cannot use such capital to make the investments in securities, and cannot use such capital to issue the entrusted RMB loans (except approved in its business scope), repay the RMB loans between the enterprises and the ones which have been transferred to the third party. Circular 19 may significantly limit our ability to effectively use the proceeds from future financing activities as the Chinese subsidiaries may not convert the funds received from us in foreign currencies into RMB, which may adversely affect their liquidity and our ability to fund and expand our business in the PRC.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts (“Circular 16”), on June 9, 2016, which became effective simultaneously. Pursuant to Circular 16, enterprises registered in the PRC may also convert their foreign debts from foreign currency to RMB on a self-discretionary basis. Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in the PRC. Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purpose beyond its business scope or prohibited by PRC Laws or regulations, while such converted RMB shall not be utilized as loans to its non-affiliated entities. As Circular 16 is newly issued and SAFE has not provided detailed guidelines with respect to its interpretation or implementation, it is uncertain how these rules will be interpreted and implemented.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted incentive share awards by us, may follow the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or 2012 SAFE notices, promulgated by the SAFE in 2012. Pursuant to the 2012 SAFE notices, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. Our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations. It is unclear if these regulations will be expanded to include Hong Kong residents or citizens. Failure to complete the SAFE registrations may subject them to fines, and legal sanctions and may also limit our ability to contribute additional capital into our Hong Kong subsidiaries and limit our Hong Kong subsidiaries’ ability to distribute dividends to us if Hong Kong residents or citizens are covered under these PRC regulations. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

The SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. It is unclear whether these regulations will be expanded in the future to cover our employees in Hong Kong. Our Hong Kong subsidiaries may become obligated to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations and our reputation and could result in a loss of your investment in our shares, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting and reporting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company and our business. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we may have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

In addition, major issues with other U.S. listed Chinese companies in the future, could have a negative effect on the value of your investment, even though the Company is not involved.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

Substantially all of our assets are located in Hong Kong and PRC. Moreover, our current directors and officers are Hong Kong/Chinese nationals. All or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon our subsidiaries or any individuals. In addition, there is uncertainty as to whether the courts of Hong Kong or the PRC would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of Hong Kong against us or such persons predicated upon the securities laws of the United States or any state thereof. It is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under the United States Federal securities laws or otherwise.

RISKS ASSOCIATED WITH OUR SECURITIES

Our shares of common stock presently has a limited trading market and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Although our common stock is quoted on the OTC Markets, our shares of common stock are not heavily traded, and the market price of our common stock may not reflect our actual value. There can be no assurance that there will be a more active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

If a more active market should develop, the price of our shares of common stock may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in our securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock”. Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize the issuance of 7,450,000,000 shares of common stock and 50,000,000 shares of preferred stock, all of which have been designated as Series A Preferred Stock. As of the date of this prospectus, the Company had 333,331,882 shares of common stock issued and outstanding, and 3,189,600 shares of Series A Preferred Stock issued or outstanding. Accordingly, we can issue an additional approximately 7,156,836,110 shares of common stock and 46,810,400 shares of preferred stock. The future issuance of common stock and/or preferred stock will result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

The Company does not intend to seek registration or qualification of its shares of common stock the subject of this offering in any State or territory of the United States. Aside from a “secondary trading” exemption, other exemptions under state law and the laws of US territories may be available to purchasers of the shares of common stock sold in this offering,

Anti-takeover effects of certain provisions of Nevada state law hinder a potential takeover of us.

Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors:

(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation.

In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our board of directors.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. Stockholders may never be able to sell shares when desired. Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this annual report before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

USE OF PROCEEDS

The Selling Security Holder may sell all of the common stock offered by this prospectus from time-to-time. We will not receive any proceeds from the sale of those shares of common stock.

We will pay for expenses of this offering, except that the Selling Security Holder will pay any broker discounts or commissions or equivalent expenses and expenses of its legal counsel applicable to the sale of its shares.

DETERMINATION OF THE OFFERING PRICE

There currently is a limited public market for our common stock. The Selling Security Holder may sell their shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices.

SELLING SECURITY HOLDER

This prospectus relates to the resale of up to 2,000,000,000 Put Shares, issuable to Strattner, pursuant to that certain Investment Agreement.

The Investment Agreement

This offering relates to the resale of up to an aggregate of $5,000,000 in Put Shares that we may put to Strattner pursuant to the Investment Agreement. Assuming the resale of all 2,000,000,000 shares offered in this prospectus as Put Shares, this would constitute approximately 675% of our outstanding common stock, such 675% figure being calculated using the number of our outstanding common stock on a fully diluted basis. It is likely that the number of shares offered in this registration statement is insufficient to allow us to receive the full amount of proceeds under the Investment Agreement.

The maximum amount of common stock that the Company shall be entitled to put to Strattner under any applicable put notice shall be an amount of shares up to or equal to 200% of the average of the daily trading volume of our common stock for the ten (10) consecutive trading days immediately prior to the applicable date on which we make our put to Strattner, so long as such amount is at least $5,000 and does not exceed $250,000, as calculated by multiplying the number of shares under our put by the average daily volume weighted average price for the 10 consecutive trading days immediately prior the to the applicable date we submit our put to Strattner.

The Company shall not be entitled to submit a notice of put to Strattner until after the previous put closing has been completed. The Company may not deliver a notice of a put to Strattner on or earlier of the tenth (10th) trading day immediately following the preceding date on which the Company last submitted a put to Strattner.

The volume weighted average prices of the common stock of the Company on the OTC Markets for the 10 trading days prior to December 30, 2022, is $0.0025. At such a price, we will be able to receive up to $5,000,000 in gross proceeds, assuming the sale of the entire 2,000,000,000 Put Shares being registered hereunder pursuant to the Investment Agreement.

The amount of $5,000,000 was selected based on our potential use of funds over the effective time period to acquire targeted businesses, including their intellectual property, and scale our business at a rapid rate. Our ability to receive the full amount is largely dependent on the daily dollar volume of stock traded during the effective period. Based strictly on the current daily trading dollar volume up to July 27, 2021, we believe it is unlikely that we will be able to receive the entire $5,000,000. We are not dependent on receiving the full amount to execute our business.

In order to sell shares to Strattner under the Investment Agreement, during the Commitment Period, the Company must deliver to Strattner a written put notice on any trading day (the “Put Date”), setting forth the dollar amount to be invested by Strattner (the “Put Notice”). For each share of our common stock purchased under the Investment Agreement, Strattner will pay of the arithmetic average of the lowest VWAPs reported by Bloomberg Finance L.P. in a five consecutive trading day period commencing with the date a put notice is delivered (the “Valuation Period”). The Company may, at its sole discretion, issue a Put Notice to Strattner and Strattner will then be irrevocably bound to acquire such shares.

The Investment Agreement provides that the number of Put Shares to be sold to Strattner shall not exceed the number of shares that when aggregated together with all other shares of the Company’s common stock which Strattner is deemed to beneficially own, would result in Strattner owning more than 9.99% of the Company’s outstanding common stock. The Investment Agreement provides that any provision of the Investment Agreement may be amended or waived only by an instrument in writing signed by the party to be charged with enforcement. The Company and Strattner have entered into an enforceable oral agreement that neither will amend or waive any provision in the Investment Agreement that alters the pricing mechanism or the 9.99% ownership cap which will result in the transaction becoming ineligible to be made on a shelf basis under Rule 415(a)(1)(i).

If, during the term of the Agreement, the Company (i) subdivides or combines the common stock; (ii) pays a dividend in shares of common stock or makes any other distribution of shares of common stock; (iii) issues any options or other rights to subscribe for or shares of common stock and the price per share is less than closing price in effect immediately prior to such issuance; (iv) issues any securities convertible into shares of common stock and the consideration per share for which shares of common stock may at any time thereafter be issuable pursuant to the terms of such convertible securities shall be less that the closing price in effect immediately prior to such issuance; (v) issue shares of common stock otherwise than as provided in the foregoing subsections (i) through (iv) at a price per share less than the closing price in effect immediately prior to such issuance, or without consideration; or (vi) makes a distribution of its assets or evidences of its indebtedness to the holders of common stock as a dividend in liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends under applicable law (collectively, a “Valuation Event”), then a new Valuation Period shall begin on the trading day immediately after the occurrence of such Valuation Event and end on the fifth trading day thereafter.

We are relying on an exemption from the registration requirements of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction involves a private offering, Strattner is an “accredited investor” and/or qualified institutional buyer and Strattner has access to information about us and its investment.

Assuming the sale of the entire $5,000,000 in Put Shares being registered hereunder pursuant to the Investment Agreement, we will be able to receive $5,000,000 in gross proceeds. Neither the Investment Agreement nor any rights or obligations of the parties under the Investment Agreement may be assigned by either party to any other person.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Investment Agreement. These risks include dilution of stockholders, significant decline in our stock price and our inability to draw sufficient funds when needed.

Strattner will periodically purchase our common stock under the Investment Agreement and will, in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Strattner to raise the same amount of funds, as our stock price declines.

The Selling Security Holder Table

The following table sets forth the names of the Selling Security Holder, the number of shares of common stock beneficially owned by each Selling Security Holder as of the date hereof and the number of shares of common stock being offered by each Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holder may offer all or part of the shares for resale from time to time. However, the Selling Security Holder are under no obligation to sell all or any portion of such shares nor are the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holder. The “Amount Beneficially Owned After Offering” column assumes the sale of all shares offered.

To our knowledge, the none of the Selling Security Holder is a broker-dealer or an affiliate of a broker-dealer. We may require the Selling Security Holder to suspend the sales of the shares of our common stock being offered pursuant to this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

Name of Selling Security Holder	Shares Beneficially Owned Prior to Offering (1)	Amount Beneficially Owned After Offering	Number of Shares to Be Owned by Selling Security Holder After the Offering and Percent of Total Issued and Outstanding Shares (1)
			# of Shares(2)	% of Class (2)
Strattner Alternative Credit Fund LP (3)	0	2,000,000,000	0	*

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of Common Stock. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	We have assumed that the Selling Security Holder will sell all of the shares being offered in this offering.

(3)	Strattner Capital Management Limited, a Hong Kong entity, is the general partner of Strattner Alternative Credit Fund LP and has voting and investment power over the shares beneficially owned by Strattner Alternative Credit Fund LP. Timo Strattner has voting and investment power over the shares beneficially owned by Strattner Capital Management Limited.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of shares of our common stock, par value $0.001 per share, by the Selling Security Holder, including 2,000,000,000 Put Shares that we will put to Strattner.

We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Security Holder. We may receive proceeds of up to $5,000,000 from the sale of our Put Shares under the Investment Agreement.

The Selling Security Holder may, from time to time sell any or all of their shares of common stock on any market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Security Holder may also sell securities under Rule 144 under the Securities Act of 1933 (“Rule 144”), if available, rather than under this Prospectus.

The Selling Security Holder or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Security Holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holder. In addition, the Selling Security Holder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Security Holder. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Security Holder to include the pledgee, transferee or other successors in interest as Selling Security Holder under this prospectus.

The Selling Security Holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holder to include the pledgee, transferee or other successors in interest as a Selling Security Holder under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired or will acquire the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any Selling Security Holder. We will file a supplement to this prospectus if a Selling Security Holder enters into a material arrangement with a broker-dealer for sale of common stock being registered. If the Selling Security Holder use this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the Selling Security Holder. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale.

We will pay all expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the Selling Security Holder to pay those expenses. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Security Holder.

DESCRIPTION OF SECURITIES

General

The following summary includes a description of material provisions of our capital stock.

Authorized and Outstanding Securities

The Company is authorized to issue 7,450,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share, one series of which is designated as Series A Preferred Stock, par value $0.001 per share. As of September 30, 2022, there were issued and outstanding 293,163,890 shares of our common stock, and 3,189,600 shares of our Series A Preferred Stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Series A Preferred Stock

Each share of our Series A Preferred Stock is convertible into one (1) share of the Company’s common stock, at the option of the holder, six month after the shares are fully paid. Holders of Series A Preferred Stock, however, do not have any voting rights, the right to receive any dividend or liquidation preference, and may not convert that number of shares of Series A Preferred stock such that the holder thereof would be the beneficial holder of more than 9.99% of the outstanding shares of common stock of the Company immediately after giving effect to the conversion of the Series A Preferred Stock into shares of common stock of the Company.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our board of directors. We intend to retain earnings, if any, for use in its business operations and accordingly, the board of directors does not anticipate declaring any dividends in the foreseeable future.

Warrants

We have no warrants issued or outstanding.

Convertible Notes

Iliad Note

On May 2, 2018, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Iliad Research and Trading, L.P. (the “Investor”) pursuant to which the Investor purchased a Convertible Promissory Note (the “Iliad Note”) in the original principal amount of $900,000, convertible into shares of common stock of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in the Iliad Note, and a two year warrant to purchase 134,328 shares of common stock at an exercise price of $7.18 per share (the “Warrant”). In connection with the Iliad Note, the Company paid an original issue discount of $150,000 and paid issuance costs of $45,018 which will be reflected as a debt discount and amortized over the Iliad Note term. The Iliad Note bears interest at 10% per annum, is unsecured, and is due on the date that is fifteen months from May 2, 2018. The Warrant shall expire on the last calendar day of the month in which the second anniversary of the Issue Date occurs.

On November 8, 2018, the Company converted an aggregate of $27,811 and $47,189 outstanding principal and interest of the Iliad Note, respectively, into a total of 36,621 shares of its common stock.

On January 11, 2019, the Company converted an aggregate of $34,103 and $15,897 outstanding principal and interest of the Iliad Note, respectively, into 266,667 shares of its common stock.

On April 30, 2020, the Company converted an aggregate of $100,000 and $0 outstanding principal and interest of the Iliad Note, respectively, into 10,059 shares of its common stock.

During the year ended December 31, 2020, the Company converted an aggregate of $235,000 and $158,017 outstanding principal and interest of the Iliad Note, respectively, into 18,944,773 shares of its common stock.

The Investor has the right at any time after May 2, 2018 until the outstanding balance has been paid in full to convert all or any part of the outstanding balance into shares of common stock of the Company at conversion price of $6.70 per share (the “Lender Conversion Price”). The Lender Conversion Price is subject to certain adjustments set forth in the Iliad Note. The conversion price for each Redemption Conversion (the “Redemption Conversion Price”) shall be the lesser of (a) the Lender Conversion Price, and (b) the Market Price; provided, however, in no event shall the Redemption Conversion Price be less than $2.00 per share (“Conversion Price Floor”) unless the Company waive the Conversion Price Floor.

This debt instrument includes embedded components including a put option. The Company evaluated these embedded components to determine whether they are embedded derivatives within the scope of ASC Topic 815, “Derivatives and Hedging”, that should be separately carried at fair value. ASC 815-15-25-1 provides guidance on when an embedded component should be separated from its host instrument and accounted for separately as a derivative. Based on this analysis, the Company believes that the put option is clearly and closely related to the debt instrument and does not meet the definition of a derivative. Accordingly, in connection with this Iliad Note, the Company recorded a debt discount for (a) the original issue discount of $150,000 (b) the relative fair value of the warrants issued of $152,490 and (c) legal fees and other fees paid in connection with the Iliad Note aggregating $45,018. There is no beneficial conversion feature on the Iliad Note. The debt discount shall be accreted on a straight-line basis over the term of the Iliad Note.

The Company is currently in default under Iliad Note with the outstanding balance of $1,259,980 at December 31, 2021. At the date of this prospectus, both parties have not reached agreement on how to cure the default.

Pyram

On April 9, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram LC Architecture Limited. (“Pyram”) pursuant to which Pyram purchased the Convertible Promissory Note (the “Pyram Note”) in the original principal amount of $89,744. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on October 8, 2021.

On April 28, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $38,462. The Pyram Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on October 28, 2021.

On May 13, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $25,641. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on November 12, 2021.

On June 29, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $76,923. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on December 28, 2021.

On July 29, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $102,565. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on January 28, 2022.

On August 26, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $74,359. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on February 25, 2022.

On September 20, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $128,206. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and was scheduled to mature on March 19, 2022.

As of September 30, 2022 and December 31, 2021, convertible debt consisted of the following:

	September 30, 2022	December 31, 2021
Principal	$1,115,097	$1,113,830
Unamortized discount	-	-
Convertible debt, net	$1,115,097	$1,113,830

Indemnification of Officers and Directors

Subsection 7 of Section 78.138 of the Nevada Revised Statutes (the “Nevada Law”) provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the Company’s Articles of Incorporation provides for greater individual liability.

Subsection 1 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any such person, a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such action, suit or proceeding if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe the Covered Person’s conduct was unlawful.

Subsection 2 of Section 78.7502 of the Nevada Law empowers a corporation to indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in the capacity of a Covered Person against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the Covered Person in connection with the defense or settlement of such action or suit, if the Covered Person is not liable pursuant to Section 78.138 of the Nevada Law or the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to the best interests of the Company. However, no indemnification may be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged by a court of competent jurisdiction (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances the Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the Nevada Law further provides that to the extent a Covered Person has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2, as described above, or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Covered Person against expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense.

Subsection 1 of Section 78.751 of the Nevada Law provides that any discretionary indemnification pursuant to Section 78.7502 of the Nevada Law, unless ordered by a court or advanced pursuant to Subsection 2 of Section 78.751, may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors of the corporation by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such non-party directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such non-party directors cannot be obtained.

Subsection 2 of Section 78.751 of the Nevada Law provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil action, suit or proceeding, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Subsection 2 of Section 78.751 further provides that its provisions do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

Subsection 3 of Section 78.751 of the Nevada Law provides that indemnification pursuant to Section 78.7502 of the Nevada Law and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Covered Person may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Subsection 2 of Section 78.751 of the Nevada Law, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue for a Covered Person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of his or her heirs, exe

Section 78.752 of the Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of a Covered Person for any liability asserted against such person and liabilities and expenses incurred by such person in his or her capacity as a Covered Person or arising out of such person’s status as a Covered Person whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the Company provide for indemnification of Covered Persons substantially identical in scope to that permitted under the Nevada Law. Such Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

DESCRIPTION OF BUSINESS

Our Corporate History and Background

We are a Nevada corporation. We were incorporated in Delaware on June 24, 1987, under the name Malex, Inc. We changed our corporate name to China Wind Systems, Inc. on December 18, 2007. On June 13, 2011, we changed our corporate name to Cleantech Solutions International, Inc. On August 7, 2012, we were converted into a Nevada corporation. On January 8, 2018, we changed our name to Sharing Economy International Inc.

Our Sharing Economy Business

Beginning in the second quarter of 2017 and throughout 2018, we established new business divisions to focus on the development of sharing economy platforms and related rental businesses. We believe a true peer-to-peer sharing economy based on rentals will take significant market share in both the business and consumer markets over the next few years.

Sharing economy business models are hosted through digital platforms that enable more precise, real-time measurement of spare capacity and have the ability to dynamically connect that capacity with those who need it. These digital platforms handle transactions that offer access over ownership through renting, lending, subscribing, reselling, swapping or donating. Consumers who use sharing economy business models are often more comfortable with transactions that involve deeper social interactions than traditional methods of exchange.

While we are retaining our Sharing Economy business, our primary business has changed, with the acquisition of Peak Equity and ECrent.

Reverse Acquisition of Peak Equity

On December 27, 2019, Sharing Economy International Inc. entered into a Share Exchange Agreement (the “Share Exchange Agreement”), by and among the Company, Peak Equity International Limited, a British Virgin Islands corporation (“Peak Equity”), and all of the holders of ordinary shares of Peak Equity, which consisted of three shareholders.

Under the terms and conditions of the Share Exchange Agreement, the Company offered, sold and issued 7,200,000,000 shares of common stock in consideration for all the issued and outstanding ordinary shares of Peak Equity. The effect of the issuance is that Peak Equity shareholders now hold approximately 99.7% of the issued and outstanding shares of common stock of the Company.

Our Articles of Incorporation authorize us to issue 200,000,000 of common stock. The Company is still obligated to issue an additional 7,018,360,787 shares of common stock to the Peak Equity shareholders, and plans to amend its Articles of Incorporation, as amended, to increase its number of authorized shares of common stock for such purpose. Assuming the issuance of such additional 7,018,360,787 shares of common stock to the Peak Equity shareholders, the Peak Equity shareholders will hold approximately 99.7% of the issued and outstanding shares of common stock of the Company.

None of our officers or directors have resigned in connection with the acquisition of the Peak Equity business.

As a result of the share exchange Peak Equity is now a wholly-owned subsidiary of the Company.

The transactions consummated with Peak Equity pursuant to the terms and conditions of the Share Exchange Agreement were treated as a reverse acquisition, with Peak Equity as the acquiror and the Company as the acquired party. Unless the context suggests otherwise, when we refer in this Form 8-K to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Peak Equity.

ECrent

ECrent Worldwide Company Limited has developed and operates an online rental classified platform named ECrent.com, which provides a marketplace for individuals and companies to view, list and search for rental products and services.

ECrent’s mission is to become the largest, most extensive sharing economy network, allowing individuals and companies to view, list and search for rental products and services on the platform, creating the conditions for collaborative consumption. Collaborative consumption is the trigger for more sustainable business and consumer practices that will protect the planet’s well-being as well as generate an entire class of new business opportunities based on the sharing economy ecosystem.

ECrent’s business model is designed to bring sustainability, entrepreneurship and sharing together.

ECrent operates an online platform, www.ecrent.com, which connects owners (businesses and individuals) and consumers in a robust growing community. The platform consists of a set of web portals and mobile applications which facilitate the online search for a wide and expanding range of rental products and services. The ECrent platform is designed to enable members of the rapidly growing global community to seek and rent items everywhere worldwide. The highly scalable ECrent platform is designed to consolidate all sharing and rental information (supply side) from all geographies into one single source, across multiple categories, and then rebroadcast available rental supply to the demand side. The ECrent platform is coded using advanced algorithms which leverage the central database to provide greater convenience to users through an intelligent matching system. The intelligent matching system incorporates specific product and/or service criteria, product/service pairings, geography and browsing behaviors. ECrent believes these features form the basis for a more comprehensive and extensive user experience than is otherwise available from well-known, first generation, single purpose sharing economy businesses such as Uber and Airbnb.

After proof of concept by ECrent Worldwide in other markets, notably Asia and selected regions of Europe, ECrent started operations in the United States in mid-spring 2016 after obtaining a license to use ECrent Worldwide’s software and trademark. Among the most significant findings, ECrent learned that companies across all segments covet highly targeted and active markets, which historically were believed to generate a greater rate of investment. ECrent believes the demand side is and will be dominated by environmentally and socially conscious users, which will be considered a targeted and active market that will make the platform more attractive and valuable.

PwC’s accompanying survey showed that 44% of U.S. adults are familiar with the sharing economy; 18% of U.S. adults say they have participated in the sharing economy as a consumer; and 7% say they have participated as a provider. Based on the PwC research, the global sharing and rental market would generate a potential revenue opportunity worth a total of $670 billion by 2025.

We believe ECrent is uniquely positioned to capitalize on these trends, and the groundwork has laid in the course of the soft launch will help to achieve the goal to lead the sharing economy development. While the traditional purchase-based consumer discretionary companies have mostly utilitarian relationships with their customers, sharing economy participants are passionate about social responsibility, environmentalism and are committed to leading more sustainable lives. This commitment, fortified by continued momentum, will allow us to build a more captive, engaged, true community of users.

The ECrent extensive and scalable platform is engineered to serve the business-to-business, business-to-consumer, and consumer-to-consumer market segments. By covering across these multiple segments positions ECrent for balanced growth regardless of macro-economic conditions as we will not rely on a single market. We envision the strategy will also provide us with ample opportunity to further lead the market by regularly introducing new features, functions, categories, and pricing.

We believe businesses will find the ECrent platform highly appealing because it will allow them to monetize unused or little used assets as well as expand their business by opening up new channels created by the sharing economy. In addition, we believe their affiliation with us will allow these companies to reinforce their brand to consumers and investors. A study published by MIT Sloan Management Review and Boston Consulting Group in May 2016 (the “MIT BCG Study”) found that 60% of investment firm board members are willing to divest from companies with poor sustainability performance and 75% feel increased operational efficiency often accompanies sustainability progress. By contrast, this same study revealed that only 60% of the 3,000 executives and managers surveyed have a sustainability strategy in place, while only 25% can present a clear sustainability business case. We believe the ECrent platform will be a highly cost effective vehicle for closing this significant gap between companies and the markets they serve as well as their investors on the basis that our fully branded microsite will provide a cost-effective vehicle for them to develop and implement improved sustainability performance to meet the needs of sustainability conscious investors, notably building awareness and focus on tangible and measurable sustainability (business) outcomes.

The ECrent revenue model is to charge only the supply side; demand side registrants are not subject to any fee in the present model. Businesses or individuals can either pay to post a single item or service just as they would for a classified ad or they can post an unlimited number of items as well as brand themselves through an online rental store (microsite) on the ECrent platform. Microsites represent a recurring revenue model, offering a value proposition beyond renting items to other businesses or individuals. The MIT/BCG Study included steps business leaders could take to meet the needs of sustainability-conscious investors, notably building greater awareness and focus on tangible and measurable sustainability (business) outcomes. We believe the ECrent platform will be an ideal cost-effective vehicle for meeting these objectives.

The ECrent business is an emerging company in an emerging field. Accordingly, the approach to the market seeks to exploit early market entry opportunities in the sharing economy with a sense-and-respond strategy within our growing community. In the second fully operational phase we will employ both in-house sales professionals and engage market channel partners to solicit business from supply side. We will also build a team of Community Relations specialists who will cultivate tight relationships with users for by soliciting user feedback for ongoing improvements to the platform and expansion. We believe aggressive marketing and strategic partnerships with various agencies, such as marketing firms and trade associations will further propel our business once fully operational.

Revenue and User Model

ECrent revenue will be derived from online item postings. We do not charge any fees based on transaction value nor do we plan to do so in the near future. Set forth below are our current listing fee arrangements, which fees are to be paid prior to posting:

1.	A listing fee of $6.00 per item for two consecutive months for posting a product or service; and

2.	Online rental stores, or microsite for $2,500 per year.

The microsite is an enhanced online advertising package that allows for unlimited number of postings for a defined period of time, and a personalized online web storefront, providing customers with unique branding opportunities. We believe our microsites will represent a recurring revenue model as it will not be cost effective for the users to terminate our services once they have expended efforts to design and promote their microsites and they have received reoccurring traffic from their customers.

Intellectual Property

ECrent Worldwide Company Limited develops and owns all intellectual properties and knowhow to develop and operate the whole ECrent.com platform, which is fully owned and control by the group.

Government Regulation and Approvals

ECrent will be subject to a number of local laws and regulations that involve matters such as privacy, rights of publicity, data protection, content regulation, intellectual property, competition, protection of minors, consumer protection, taxation or other subjects. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the new and rapidly evolving industry in which we operate.

In certain countries, such as China, an Internet Content Provider license may be required.

Organization & Subsidiaries

The following is a list of our subsidiaries:

Name	Ownership %

Vantage Ultimate Limited (“Vantage”), a company incorporated under the laws of the BVI	100%
Sharing Economy Investment Limited (“Sharing Economy”), a company incorporated under the laws of the B VI on May 18, 2017 and is wholly-owned by Vantage.	100%
EC Advertising Limited, a company incorporated under the laws of Hong Kong on March 17, 2017 and is a wholly-owned by Sharing Economy.	100%
EC Rental Limited (“EC Rental”), a company incorporated under the laws of the BVI on May 22, 2017 and is wholly-owned by Vantage.	100%
EC Assets Management Limited, a company incorporated under the laws of the BVI on May 22, 2017 and is wholly-owned by Vantage.	100%
Cleantech Solutions Limited (formerly EC (Fly Car) Limited), a company incorporated under the laws of the BVI on May 22, 2017 and is a wholly-owned by Sharing Economy.	100%
Global Bike Share (Mobile App) Limited, a company incorporated under the laws of the BVI on May 23, 2017 and is a wholly-owned by Sharing Economy.	100%
EC Power (Global) Technology Limited (“EC Power”), a company incorporated under the laws of the BVI on May 26, 2017 and is wholly-owned by EC Rental.	100%
EC Manpower Limited, a company incorporated under the laws of Hong Kong on July 3, 2017 and is wholly-owned by Vantage.	100%
ECPower (HK) Company Limited, a company incorporated under the laws of Hong Kong on June 23, 2017 and is wholly- owned by EC Power.	100%
Inspirit Studio Limited, a company incorporated under the laws of Hong Kong on August 24, 2015, and 51% of its shareholding was acquired by EC Technology on December 8, 2017.	51%
EC Technology & Innovations Limited (“EC Technology”), a company incorporated under the laws of the BVI on September 1, 2017 and is wholly-owned by Vantage.	100%
3D Discovery Co. Limited, a company incorporated under the laws of Hong Kong on February 24, 2015, and 60% of its shareholdings was acquired by EC Technology on January 19, 2018	100%
EC Creative Limited (“EC Creative”), a company incorporated under the laws of the BVI on January 9, 2018 and is wholly-owned by Vantage.	100%
Anyworkspace Limited, a company incorporated under the laws of Hong Kong on November 12, 2015, and 80% of its shareholding was acquired by Sharing Economy on January 30, 2018.	80%
Sharing Film International Limited, a company incorporated under the laws of Hong Kong on January 22, 2018 and is a wholly-owned by EC Creative.	100%
Xiamen Great Media Company Limited (“Xiamen Great Media”), a company incorporated under the laws of the PRC on September 5, 2018 and is a wholly-owned by EC Advertising.	100%

Summary Financial Information

The tables and information below are derived from our unaudited financial statements as of September 30, 2022.

September 30, 2022
Financial Summary
Cash and Cash Equivalents	$23,929
Total Assets	3,046,735
Total Liabilities	17,590,821
Total Stockholders’ Equity (Deficit)	$(14,544,086)

Employees

The Company has two full-time employees and several consultants who are engaged with us either individually or as a business entity.

DESCRIPTION OF PROPERTIES

Our executive offices are located No. 85 Castle Peak Road, Castle Peak Bay, Tuen Mun, N.T., Hong Kong, China. Our telephone number is +852 3583-2186.

We also maintain executive offices are located No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi City, Jiangsu Province, China.

We do not own any real estate or other physical properties.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Since December 5, 2018, our shares of common stock have been quoted on the OTCQX or Pink tier of the OTC Markets Group, Inc., under the stock symbol “SEII.” Our common stock was traded on the NASDAQ Capital Market under the symbol “CLNT” from December 29, 2011 to January 7, 2018 and on January 8, 2018, our trading symbol was changed its symbol to “SEII”. On December 5, 2018 our common stock was delisted from the NASDAQ Capital Market. The following table shows the reported high and low closing bid prices per share for our common stock based on information provided by the OTC Markets. The over-the-counter market quotations set forth for our common stock reflect inter- dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

On December 29, 2022, the closing bid price on the OTCQX for our common stock was $0.0023.

Stockholders

As of the date of this prospectus, there were 333,331,882 shares of common stock issued and outstanding held by approximately 1,244 stockholders of record, and 3,189,600 shares of our Series A Preferred Stock held by [●] stockholders of record.

Transfer Agent

Our transfer agent is Empire Stock Transfer, whose address is 1859 Whitney Mesa Dr., Henderson, Nevada 89014, and whose telephone number is (702) 818-5898.

Dividends

We have not paid dividends to date and do not anticipate paying any dividends in the foreseeable future. Our Board of Directors intends to follow a policy of retaining earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

Recent Sales of Unregistered Securities

None.

Securities Authorized for Issuance Under Equity Compensation Plans

On October 19, 2020, the Company approved its 2020 Stock Incentive Plan (the “Plan”) and authorized the Company’s Chief Executive Officer to issue up to 18,500,000 shares of common stock under the Plan. As of the date of this prospectus, [●] shares of common stock are issued under the Plan, and [●] shares of common stock are remaining authorized shares for issuance under the Plan.

Reports to Security Holders

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly, file current and periodic reports, proxy statements and other information with the SEC, which can be accessed at www.sec.gov. We have also filed with the Commission a registration statement on Form S-1, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of the Company and its subsidiaries for the fiscal years ended December 31, 2021 and 2020. The discussion and analysis that follows should be read together with the section entitled “Cautionary Note Concerning Forward-Looking Statements” and our consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this annual report on Form 10-K.

Except for historical information, the matters discussed in this section are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond the Company’s control. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report.

Currency and exchange rate

Unless otherwise noted, all currency figures quoted as “U.S. dollars”, “dollars” or “US$” refer to the legal currency of the United States. References to “Hong Kong Dollar” are to the Hong Kong Dollar, the legal currency of the Hong Kong Special Administrative Region of the People’s Republic of China, and “RMB” or “Chinese Renminbi” are to be Chinese Renminbi, the legal currency of the People’s Republic of China. Throughout this report, assets and liabilities of the Company’s subsidiaries are translated into U.S. dollars using the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiaries are recorded as a separate component of accumulated other comprehensive income within the consolidated statement of stockholders’ equity.

We are not required to obtain permission from the Chinese authorities to operate or to issue securities to foreign investors.

We, through our subsidiaries currently operate the sharing economy businesses. We derive our revenues from the sale of license and advertising right and in a term of certain periods. Unfortunately the COVID-19 situation has created adverse market conditions to sharing economy due to the changes in consumer and business market behaviors.

We are at a development stage company and reported a net loss of $3,897,513 and $6,788,645 for the years ended December 31, 2021 and 2020, respectively. We had current assets of $4,139,415 and current liabilities of $12,264,300 as of December 31, 2021. As of December 31, 2020, our current assets and current liabilities were $3,966,698 and $11,707,297, respectively.

Our financial statements for the years ended December 31, 2021 and 2020 have been prepared assuming that we will continue as a going concern. Our continuation as a going concern is dependent upon improving our profitability and the continuing financial support from our stockholders. Our sources of capital in the past have included the sale of equity securities, which include common stock sold in private transactions and public offerings, capital leases and short-term and long-term debts.

RESULTS OF OPERATIONS

Three months ended September 30, 2022 and 2021

The following table sets forth the results of our operations for the three months ended September 30, 2022 and 2021:

	Three Months ended September 30,
	2022	2021
Revenues	$69,947	$50,397
Cost of revenues	-	-
Gross profit	69,947	50,397
Operating expenses	628,112	589,303
Loss from operations	(558,165)	(538,906)
Other (expense) income, net	(848,274)	70,317
Loss from continuing operations before provision for income taxes	(1,406,439)	(468,589)
Provision for income taxes	-
Net loss	$(1,406,439)	$(468,589)

Revenues.

During the three months ended September 30, 2022, we recognized revenues from our sharing economy business of $69,947 compared to $50,397 for the three months ended September 30, 2021, an increase of $19,550, or 39%.

Cost of revenues.

No cost incurred during the three months ended September 30, 2022 and September 30, 2021, respectively.

Gross profit and gross margin.

Our gross profit was $69,947 for the three months ended September 30, 2022 as compared to gross profit of $50,397for the three months ended September 30, 2021, representing gross margins of 100% and 100%, respectively. No change as compared to last year.

Operating expenses.

For the three months ended September 30, 2022, operating expenses were $628,112was compared to $589,303r the three months ended September 30, 2021, an increase of $38,809 or 6.0%, due to decrease in selling, general and administrative expense.

Loss from operations.

As a result of the factors described above, for the three months ended September 30, 2022, loss from operations amounted to $(558,165) as compared to $(538,906) for the three months ended September 30, 2021.

Other income (expense).

For the three months ended September 30, 2022, total other expense, net, amounted to $(848,274) as compared to other income, net, of $70,317 for the three months ended September 30, 2021, a decrease of $918,591. The decrease in other income, net, was primarily increase in unrealized loss on sale of marketable securities in the three months ended September 30, 2022.

Income tax provision.

Income tax expense was $0 for the three months ended September 30, 2022 and 2021.

Net loss.

As a result of the foregoing, our net loss was $(1,406,439), or $(0.00) per share (basic and diluted), for the three months ended September 30, 2022 as compared with net loss of $(468,589) or $(0.00) in the three months ended September 30, 2021.

Nine months ended September 30, 2022 and 2021

The following table sets forth the results of our operations for the nine months ended September 30, 2022 and 2021:

	Nine Months ended September 30,
	2022	2021
Revenues	$251,418	$180,682
Cost of revenues	-	-
Gross profit	251,418	180,682
Operating expenses	2,603,391	2,671,807
Loss from operations	(2,351,973)	(2,491,125)
Other (expense) income, net	(1,337,112)	476,185
Loss from continuing operations before provision for income taxes	(3,689,085)	(2,014,940)
Provision for income taxes	-
Net loss	$(3,689,085)	$(2,014,940)

Revenues.

During the nine months ended September 30, 2022, we recognized revenues from our sharing economy business of $251,418 compared to $180,625 for the nine months ended September 30, 2021, an increase of $70,793, or 39%.

Cost of revenues.

No cost incurred during the nine months ended September 30, 2022 and 2021.

Gross profit and gross margin.

Our gross profit was $251,418 for the nine months ended September 30, 2022 as compared to gross profit of $180,682 for the nine months ended September 30, 2021, representing gross margins of 100% and 100%, respectively. No change compared to last year.

Operating expenses.

For the nine months ended September 30, 2022, operating expenses were $2,603,391 was compared to $2671,807 for the nine months ended September 30, 2021, a decrease of $68,416, or 3.0%, due to a decrease in selling, general and administrative expense.

Loss from operations.

As a result of the factors described above, for the nine months ended September 30, 2022, loss from operations amounted to $(2,351,973) as compared to $(2,491,125) for the nine months ended September 30, 2021.

Other income (expense).

Other income (expense) includes interest income, interest expense, foreign currency transaction gain (loss), gain on disposal of marketable securities, loss on disposal of a subsidiary, and other income. For the nine months ended September 30, 2022, total other expense, net, amounted to $(1,337,112) as compared to other income, net, of $476,185 for the nine months ended September 30, 2021, a decrease of $1,813,297. The decrease in other income, net, was primarily increase in unrealized loss on sale of marketable securities in the nine months ended September 30, 2022.

Income tax provision.

Income tax expense was $0 for the nine months ended September 30, 2022 and 2021.

Net loss.

As a result of the foregoing, our net loss was $(3,689,085), or $(0.00) per share (basic and diluted), for the nine months ended September 30, 2022 as compared with net loss of $(2,014,940), or $(0.00), for the nine months ended September 30, 2021.

Years ended December 31, 2021 and 2020

The following table sets forth the results of our operations for the years ended December 31, 2021 and 2020:

	Years Ended December 31,
	2021	2020
	Dollars	Dollars
Revenues	$237,756	$51,925
Cost of revenues	(54,038)	(853)
Gross profit	183,718	51,072
Operating expenses	4,258,740	3,932,199
Loss from operations	(4,075,022)	(3,881,127)
Other (expense) income, net	177,509	(2,907,518)
Loss from continuing operations before provision for income taxes	(3,897,513)	(6,788,645)
Provision for income taxes	-	-
Net loss	$(3,897,513)	$(6,788,645)

Revenues. During the year ended December 31, 2021, we recognized revenues from our sharing economy business of $237,756 compared to approximately $51,925 for the year ended December 31, 2020. The revenue increased mainly due to the local growth in advertising activities during the year.

Cost of revenues. Cost of revenues includes the domain and hosting charges. For the year ended December 31, 2021, cost of revenues was $54,038 as compared to $853 for the year ended December 31, 2020, a decrease of approximately $53,185, or 6,235%. The cost of revenues decreased mainly due to the local growth in advertising activities during the year.

Gross profit and gross margin. Our gross profit was approximately $183,718 for the year ended December 31, 2021 as compared to gross profit of approximately $51,072 for the year ended December 31, 2020, representing gross margins of 77.2% and 98.3% respectively, an increase year over year. The decrease in our gross margin for 2021 was primarily attributed to the improve platform operation system. We expect that our gross margin will remain at its current levels by increasing more exposure to the market.

Operating expenses. For the year ended December 31, 2021 operating expenses were $4,258,740 as compared to $3,932,199 for the year ended December 31, 2020, an increase of approximately $326,541, or 8.3%, and consisted of the following:

Loss from operations. As a result of the factors described above, for the year ended December 31, 2021, loss from operations amounted to $4,075,022, as compared to approximately $3,881,127 for the year ended December 31, 2020. The amount slightly increased mainly due to the growth of business during the year.

Other income (expense), net. Other expense, net of other income, includes interest income, interest expense, loss on foreign currency translation loss, dividend income, gain on disposal of marketable securities, amounted to $177,509 for the year ended December 31, 2021. As compared to the year ended December 31, 2020, total other expense, net, amounted to $2,907,518, mainly consisted of interest income, interest expense, dividend income, impairment loss on intangible assets, impairment loss on marketable securities, gain on disposal of marketable securities, unrealized gain on marketable securities, gain on foreign currency translation, and loss on disposal of a subsidiary.

Income tax provision.  Income tax expense was $0 for the year ended December 31, 2021, as compared to $0 for the year ended December 31, 2020.

Net loss. As a result of the foregoing, our net loss was $3,897,513 for the year ended December 31, 2021, as compared with net loss $6,788,645 for the year ended December 31, 2020, a change of $2,891,132 or 43%. The amount decreased mainly due to no impairment loss on other receivable, impairment loss on goodwill and written-off prepayments incurred during the year.

Liquidity and Capital Resources

Nine Months Ended September 30, 2022 Compared to Nine Months Ended September 30, 2021

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows. The following tables summarize our contractual obligations as of September 30, 2022 (dollars in thousands), and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
Contractual obligations:	Total	Less than 1 year	1-3 years	3-5 years	5+ years
Bank loans	$10,745,052	$5,362,061	$5,382,991	$-	$-
Convertible note (1)	1,115,097	1,115,097	-	-	-
Total	$11,860,149	$6,477,158	$5,382,991	$-	$-

(1)	Convertible note is currently in default with the outstanding balance of $1,15,097 in principal and $946,562 accrued interest at September 30, 2022. At the date of filing, both parties have not reached into the mutual agreement.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

The effect of inflation on our revenue and operating results was not significant.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Position
Chan Pak Hei Jefferson	25	Chief Executive Officer and President, and Director
Lam Ka Man	41	Chief Financial Officer, Secretary and Treasurer
Cheng Wai Yin [2,3]	29	Director
Shao Yuan Guo [1,2,3]	64	Director
Lo Yu Ming	61	Director
Michael Bibat Bautista	44	Director

1	Member of the audit committee.
2	Member of the compensation committee.
3	Member of the corporate governance/ nominating committee.

Chan Pak Hei Jefferson
Chief Executive Officer, President and Chairman of the Board of Directors

Mr. Jefferson Chan graduated from Hult International School with a Bachelor degree in Business Adminitration, Entrepreneurship. Mr. Chan is the co-founder of ECrent Worldwide Company Limited since 2013, which has developed and operates a sharing economy platform ECrent.com, promoting “Sharing through Renting” for a sustainable future. Mr. Chan’s previous experiences include Smart Work Media (New Jersey, USA), Brighton Management LTD. (Hong Kong), Rothchild Bank (Zurich, Switzerland) and Mouawad Jewellery (Dubai), covering wide range of professional trainings in research and marketing, as well as investment banking operations.

Lam Ka Man
Chief Financial Officer, Secretary and Treasurer

Lam Ka Man has served as our Chief Financial Officer and Treasurer since December 3, 2019. She has over 20 years’ experience in accounting and general management. She has previously acted as an internal auditor of manufacturing factories in Hong Kong and China. We believe Lam Ka Man has relevant accounting and management experience which is useful for the development our business in Hong Kong & China. Lam Ka Man’s background an internal auditor led to our conclusion that she should be serving as our Chief Financial Officer, in light of our business and structure.

Cheng Wai Yin
Director

Dr. Cheng Wai Yin graduated from the University of Lincoln in 2019 and holds Honorary Doctorate in Management. She is also a fellowship of Canadian Chartered Institute of Business Administration. Dr. Cheng is experienced in starting up new businesses. Dr. Cheng is a director of Geecomms Pte. Ltd., a subsidiary of Wei Yuan Holdings Limited, a civil engineering utilities works service provider listed on the Hong Kong Exchange (1343.HK). Dr. Cheng also served as Vice Director of Chongqing Atlantic Glory (Hong Kong) Real Estate Development Co. Ltd., Vice Chairman of the board of directors of Canada Fair King International Multimedia Group Ltd., Chairman of King Dragon International Group Limited, Chairman of Victoria Healthcare International Group Limited, and Chairman of the board of directors of Victoria International Beauty Group Limited.

Shao Yuan Guo
Director

Shao Yuan Guo has served as a director since December 3, 2019, and has over 10 years of experience in banking and financial services with Industrial and Commercial Bank of China and The People’s Bank of China in China. He has over 20 years of management experience in the weaving and garment manufacturing industries. We nominated Mr. Guo as a director because we believe his investment and management experience in China is important for the future development of the Company in the market.

Michael Bibat Bautista
Director

Michael Bibat Bautista has served as a director since May 14, 2021. Mr. Bautista has over 15 years’ experience as an educator in Hong Kong, with 10 years teaching at Highgate House International School. With a Certificate in Child Psychology and diplomas in teaching and education, we believe Mr. Bautista can provide directions to the company’s strategies to spread sharing economy practices in the education sectors.

Our directors are elected for a term of one (1) year and until their successors are elected and qualified.

Committees

Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

Our board of directors has three committees - the audit committee, the compensation committee and the corporate governance/nominating committee. The audit committee is comprised of Mr. Shao and Mr. Bautista, with Mr. Bautista serving as Chairman. The compensation committee is comprised of Mr. Shao, Mr. Bautista and Mr. Cheng, with Mr. Shao serving as Chairman. The corporate governance/nominating committee is comprised of Mr. Shao, Mr. Bautista and Mr. Cheng, with Mr. Cheng serving as Chairman. Our Plan is administered by the compensation committee.

Our audit committee is involved in discussions with our independent auditor with respect to the scope and results of our year-end audit, our quarterly results of operations, our internal accounting controls and the professional services furnished by the independent auditor. Our board of directors has adopted a written charter for the audit committee which the audit committee reviews and reassesses for adequacy on an annual basis.

The compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally. If so authorized by the board of directors, the committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt. The compensation committee does not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee consults with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee will also discuss compensation policies for employees who are not officers with the chief executive officer and other responsible officers. The compensation committee has the responsibilities and authority relating to the retention, compensation, oversight and funding of compensation consultants, legal counsel and other compensation advisers, as well as the requirement to consider six independence factors before selecting, or receiving advice from, such advisers.

The corporate governance/nominating committee is involved in evaluating the desirability of and recommending to the board any changes in the size and composition of the board, evaluation of and successor planning for the chief executive officer and other executive officers. The qualifications of any candidate for director will be subject to the same extensive general and specific criteria applicable to director candidates generally.

The board and its committees held the following number of meetings during 2021:

Board of directors	4
Audit committee	4
Compensation committee	1
Nomination committee	1

The meetings include meetings that were held by means of a conference telephone call, but do not include actions taken by unanimous written consent.

Each director attended at least 75% of the total number of meetings of the board and those committees on which he served during the year.

Our non-management directors had no meetings during 2021.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, age and skills, including financial literacy and experience in the context of our needs and the needs of the Board.

Term of Office

All directors hold office until the next annual meeting of the stockholders of the Company and until their successors have been duly elected and qualified. The Company’s Bylaws provide that the Board of Directors will consist of no less than three members. Officers are elected by and serve at the discretion of the Board of Directors.

Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

●	Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

●	Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Significant Employees and Consultants

As of the date of this Prospectus, the Company has no significant employees, other than its officers and directors acting in such capacity.

Family Relationships

There are no family relationships among our directors or officers. Other than as described above, we are not aware of any other conflicts of interest with any of our executive officers or directors.

Stockholder Communications with the Board Of Directors

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board.

During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

Code of Ethics

The Company has adopted a code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Employment Agreements

We have no employment agreements with our officers, directors or any other person.

Indemnification Agreements

We have no indemnification agreements with our officers, directors or any other person.

Family Relationships

No family relationships exist between our officers and directors or any person who is an affiliate of the Company.

ITEM 11. EXECUTIVE COMPENSATION

Summary Compensation Table

The summary compensation table below shows certain compensation information for services rendered in all capacities to us by our principal executive officer and principal financial officer and by each other executive officer whose total annual salary and bonus exceeded $120,000 during the fiscal periods ended December 31, 2021 and 2020. Other than as set forth below, no executive officer’s total annual compensation exceeded $120,000 during our last fiscal period.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Chan Che Chung Anthony	2021	27,692	0	0	0	27,692
chief executive officer, chairman (1)	2020	181,648	0	128,205	0	309,853

Lam Ka Man	2021	23,077	0	0	0	23,077
chief financial officer	2020	23,077	0	0	0	23,077

Jianhua Wu	2021	0	0	0	0	0
chief executive officer (2)	2020	0	0	0	0	0

(1)	Mr. Chan has been our chief executive officer and chairman since July 28, 2020.

(2)	Mr. Wu has been our chief executive officer since June 3, 2017 and resigned as chief executive officer on July 28, 2020.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

None of our executive officers currently have employment agreements with us.

Potential Payments Upon Termination or Change-in-Control

We currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. As a result, we have omitted this table.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the Board of Directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Option Exercises and Fiscal Year-End Option Value Table

We have not issued nor have a stock option plan and as such, there were no stock options exercised by the named executive officers as of the end of the fiscal period ended December 31, 2021.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer, under any long-term incentive plan, as of the end of the fiscal period ended December 31, 2021.

We currently do not pay any compensation to our directors serving on our board of directors.

Stock Option Grants

The following table sets forth stock option grants and compensation for the fiscal year ended December 31, 2021:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jianhua Wu (1)	-0-	-0-	-0-	$-0-	N/A	-0-	-0-	-0-	-0-

Wanfen Xu (2)	-0-	-0-	-0-	$-0-	N/A	-0-	-0-	-0-	-0-

Lam Ka Man (3)	-0-	-0-	-0-	$-0-	N/A	-0-	-0-	-0-	-0-

Chan Che Chung Anthony (4)	-0-	-0-	-0-	$-0-	N/A	-0-	-0-	-0-	-0-

(1)	Appointed Chief Executive Officer on February 13, 2015; resigned from such position on July 28, 2020.
(2)	Appointed Chief Financial Officer on February 13, 2015; resigned from such position on May 27, 2020.
(3)	Appointed Chief Operating Officer on February 13, 2015; resigned from such position on May 27, 2020.
(4)	Appointed a director on February 13, 2015; resigned from such position on May 27, 2020.
(5)	Appointed President, Secretary, Treasurer and director on May 27, 2020.

Option Exercises and Fiscal Year-End Option Value Table.

There were no stock options exercised by the named executive officers as of the end of the fiscal period ended December 31, 2021.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer, under any long-term incentive plan, as of the end of the fiscal period ended December 31, 2021.

Other Compensation

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of the end of the fiscal year ended December 31, 2020, provided for or contributed to by our company.

DIRECTOR COMPENSATION

We do not have any agreements or formal plan for compensating our current directors for their service in their capacity as directors, although our board may, in the future, award stock options to purchase shares of common stock to our current directors.

The following table provides information concerning the compensation of each member of our board of directors whose compensation is not included in the Summary Compensation Table for his or her services as a director and committee member for 2021. The value attributable to any stock grants is computed in accordance with ASC Topic 718.

	2021			2020
Name	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)	Fees earned or paid in cash ($)	Stock awards ($)	Total ($)
Ping Kee Lau (1)	-	-	-	64,115	-	64,115
Cho Fu Li (2)	-	-	-	-	-	7,662
Shao Yuan Guo	27,692	-	27,692	51,282	-	51,282
Lo Yu Ming (3)	13,846	-	13,846	51,282	-	51,282
Ying Ying Wong (4)	-	-	-	-	-	40,569
Cheng Wai Yin (5)	27,692	-	27,692	51,282	-	51,282
Bautista Michael Bibat (6)	-	51,244	51,244	-	-	-

(1)	Resigned as a director from December 13, 2021

(2)	Resigned as a director from July 20, 2020

(3)	Been a director since July 20, 2020 and resigned on May 14, 2021

(4)	Been a director since December 14, 2017 and resigned on August 24, 2020

(5)	Been a director since August 31, 2020

(6)	Been a director since May 14, 2021

We currently do not pay any compensation to our directors for serving on our board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information as to shares of common stock beneficially owned as of March 8, 2022, by:

●	each current director;

●	each current officer named in the summary compensation table;

●	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

●	all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class

Chan Che Chung Anthony	2,136,752	0.89%
Lam Ka Man	*100	0.00%
Ping Kee Lau (1)	1,068,576	0.45%
Shao Yuan Guo	854,701	0.36%
Lo Yu Ming (2)	854,701	0.36%
Cheng Wai Yin	854,701	0.36%
Bautista Michael Bibat (3)	854,701	0.36%
All current officers and directors as a group	6,624,232	2.77%
ECinteract Company Limited	43,368,894	18.12%
Chan Tin Chi	93,585,201	39.11%
Total	142,509,121	59.56%

*	less than 1%.

(1)	Being a director since 2017 and resigned on December 13, 2021

(2)	Being a director since 2020 and resigned on May 14, 2021

(3)	Being a director on May 14, 2021

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

From time to time, during 2021 and 2020, the Company received advances from Chan Tin Chi Family Company Limited (formerly known as YSK 1860 Co., Limited), who is the major shareholder of the Company for working capital purposes. These advances are non-interest bearing and are payable on demand. During the years ended December 31, 2021, the Company repaid to Chan Tin Chi Family Company Limited for working capital totaled $618,151. During the years ended December 31, 2019, the Company repaid to Chan Tin Chi Family Company Limited for working capital totaled $228,393. As of December 31, 2021 and 2020, amounts due to Chan Tin Chi Family Company Limited amounted to $2,435,720 and $1,817,569, respectively.

As of December 31, 2021 and 2020, amounts due to related companies amounted to $1,212,845 and $650,806, respectively.

The amounts are unsecured, interest-free and have no fixed terms of repayment.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our board of directors has determined that one of our two directors or director nominees is independent, and does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that this director is “independent” as that term is defined under the listing standards of NASDAQ. In making such determination, our board of directors considered the relationship that such non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each non-employee director.

INTEREST OF NAMED EXPERTS AND COUNSEL

None.

EXPERTS

The financial statements included in this Prospectus for the years ended December 31, 2019 and 2020 have been audited by Audit Alliance LLP, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

The financial statements included in this Prospectus for the year ended December 31, 2021 have been audited by BF Borgers CPA PC and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

Withers Bergman LLP will provide an opinion regarding the validity of the shares of our common stock to be sold pursuant to this registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide to the fullest extent permitted by law that our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to provisions of the State of Nevada, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On May 11, 2021, Audit Alliance LLP (“AA”) resigned as the independent accountant that was previously engaged as the principal accountant to audit our financial statements. AA’s reports on our financial statements for the fiscal years ended December 31, 2019 and 2020 included an explanatory paragraph which indicated that there was substantial doubt as to our ability to continue as a going concern. AA’s reports did not contain an adverse opinion or disclaimer of opinion, and were otherwise not qualified or modified as to uncertainty, audit scope or accounting principles, except for the going concern matter. The resignation of AA was accepted by the Board of Directors of the Company on May 11, 2021. During the fiscal years ended December 31, 2019 and 2020, respectively, there were no disagreements with AA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to AA’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on any of our financial statements for such periods. During the fiscal years ended December 31, 2019 and 2020, there were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K), except as previously disclosed, there significant deficiencies related to (i) the U.S. GAAP expertise of our internal accounting staff and chief financial officer, (ii) our internal audit functions and (iii) a lack of segregation of duties within accounting functions. Although management believes that these deficiencies do not amount to a material weakness, our internal controls over financial reporting were not effective at December 31, 2021.

On November 8, 2022, the Company notified BF Borgers CPA PC (“BF Borgers”) that the Company had dismissed BF Borgers as the independent registered public accounting firm of the Company. The Board of Directors of the Company recommended and approved the dismissal. During the fiscal year ended December 31, 2019 and 2020, there were no disagreements with BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to AA’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on any of our financial statements for such periods. During the fiscal year ended December 31, 2021, there were no reportable events (as that term is described in Item 304(a)(1)(v) of Regulation S-K), except as previously disclosed, there significant deficiencies related to (i) the U.S. GAAP expertise of our internal accounting staff and chief financial officer, (ii) our internal audit functions and (iii) a lack of segregation of duties within accounting functions. Although management believes that these deficiencies do not amount to a material weakness, our internal controls over financial reporting remained not effective at December 31, 2021.

On November 8, 2022, the Board of Directors, acting upon the recommendation of the Audit Committee, approved the engagement of Olayinka Oyebola & Co. (Chartered Accountants), effective immediately, to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

During the two fiscal years ended December 31, 2020 and 2019 and through the date the Company selected BF Borgers as its independent registered public accounting firm, neither the Company nor anyone on behalf of the Company consulted AA regarding any accounting or auditing issues involving the Company, including (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal year ended December 31, 2021 and through the date the Company selected Olayinka Oyebola & Co. (Chartered Accountants) as its independent registered public accounting firm, neither the Company nor anyone on behalf of the Company consulted BF Borgers regarding any accounting or auditing issues involving the Company, including (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K of the Securities Exchange Act of 1934, as amended, and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

As noted above, Olayinka Oyebola & Co. (Chartered Accountants) is our independent registered public accounting firm. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

SHARING ECONOMY INTERNATIONAL INC.

INDEX TO FINANCIAL STATEMENTS

Fiscal Years ended December 31, 2021 and 2020 (Audited)

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Sharing Economy International Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sharing Economy International Inc. and subsidiaries (the “Company”) as of December 31, 2020, and the related consolidated statements of operations and comprehensive loss, consolidated statements of changes in stockholders’ equity, and consolidated statements of cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the notes to consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the consolidated results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the accompanying financial statements, the Company has suffered recurring losses from operations, generated negative cash flows from operating activities, has an accumulated deficit that raise substantial doubt exists about Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Audit Alliance LLP

We have served as the Company’s auditor since 2020.

April 16, 2021

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31	December 31,
	2021	2020

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$66,273	$1,805,417
Accounts receivable, net of allowance for doubtful accounts	141,183	38,814
Prepaid expenses and other receivables	307,299	132,644
Marketable securities	3,624,660	1,989,823

Total current assets	4,139,415	3,966,698

OTHER ASSETS:
Property and equipment, net	395,825	487,336
Intangible assets, net	31,504	156,767

Total other assets	427,329	644,103

Total assets	$4,566,744	$4,610,801

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Short-term bank loans	$5,584,788	$6,446,139
Convertible note payable, net of unamortized debt discount	1,113,830	595,750
Accounts payable and accrued expenses	785,373	1,264,706
Other payable	1,132,872	932,220
Due to related parties	3,648,565	2,468,375
Deferred revenue	-	107

Total current liabilities	12,265,428	11,707,297

LONG-TERM LIABILITIES:
Long-term loan	4,822,244	4,940,420

Total liabilities	17,087,672	16,647,717

Commitments and contingencies

STOCKHOLDERS’ DEFICIT:
Preferred stock, Series A $0.001 par value; 50,000,000 shares authorized; 3,189,600 and 531,600 issued and outstanding at December 31, 2021 and December 31, 2020, respectively	3,190	532
Common stock $0.001 par value; 7,400,000,000 shares authorized; 239,278,847 and 172,883,475 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	239,278	172,883
Additional paid-in capital	65,047,662	61,700,634
Accumulated deficits	(76,908,089)	(73,020,134)
Accumulated other comprehensive income	(15,826)	(13,246)
Total stockholders’ deficit attributable to SEII	(11,633,785)	(11,159,331)

Non-controlling interest	(887,143)	(877,585)

Total deficit	(12,520,928)	(12,036,916)

Total liabilities and deficit	$4,566,744	$4,610,801

See notes to consolidated financial statements.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended
	December 31,
	2021	2020

REVENUES	$237,756	$51,925

COST OF REVENUES	(54,038)	(853)

Gross profit	183,718	51,072

OPERATING EXPENSES:
Depreciation and amortization	233,710	337,683
Selling, general and administrative	3,997,677	2,684,310
Written-off prepayments	-	122,514
Impairment loss on goodwill	27,353	82,692
Impairment loss on other receivables	-	705,000

Total operating expenses	4,258,740	3,932,199

LOSS FROM OPERATIONS	(4,075,022)	(3,881,127)

OTHER INCOME (EXPENSE):
Interest income	17	20
Interest expense	(377,915)	(965,163)
Dividend income	12,515	3,052
Impairment loss on intangible asset	-	(750,000)
Impairment loss on marketable securities	-	(1,951,091)
Gain on disposal of marketable securities	536,182	428,621
Unrealized gain on marketable securities	-	292,126
Loss on disposal of a subsidiary	-	(70,900)
Foreign exchange (loss) gain	(380)	3,678
Other income	7,090	102,139

Total other income (expense), net	177,509	(2,907,518)

LOSS BEFORE PROVISION FOR INCOME TAXES	(3,897,513)	(6,788,645)

Income taxes provision	-	-

NET LOSS	(3,897,513)	(6,788,645)

NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(9,558)	(69,198)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,887,955)	$(6,719,447)

COMPREHENSIVE LOSS:
Net loss	$(3,897,513)	$(6,788,645)
Foreign currency translation loss	(2,580)	(55,843)

Comprehensive loss	$(3,890,535)	$(6,844,488)

Net loss attributable to non-controlling interest	$(9,558)	$(69,198)
Foreign currency translation gain from non-controlling interest	-	1,541

Comprehensive loss attributable to common stockholders	$(3,890,535)	$(6,776,831)

NET LOSS PER COMMON SHARE:

Net loss per common share - basic and diluted	$(0.02)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	220,962,339	107,723,188

See notes to consolidated financial statements.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2021 and 2020

	Year Ended December 31, 2021
	Equity attributable to SEII shareholders
	Preferred stock		Common stock		Additional	Accumulated other comprehensive		Non	Total shareholders’
	Number of shares	Amount	Number of shares	Amount	paid-in capital	(loss) income	Accumulated deficits	controlling interests	equity (deficit)

Balance as of January 1, 2021	531,600	$532	172,883,475	172,883	$61,700,634	$(13,246)	$(73,020,134)	$(877,585)	$(12,036,916)

Issuance of shares for director’s remuneration	-	-	9,187,406	9,187	542,057	-	-	-	551,244
Common stock issued upon conversion of debt	-	-	16,400,691	16,401	187,766	-	-	-	204,167
Fractional shares from reverse split	-	-	800	-	-	-	-	-	-
Common stock issued for services from consultants and service providers	-	-	26,872,638	26,873	1,024,537	-	-	-	1,051,410
Common stock issued for business marketing services	-	-	13,935,337	13,935	585,285	-	-	-	599,220
Cancellation share	-	-	(1,500)	(1)	1	-	-	-	-
Preferred stock issued for business transaction fee	2,658,000	2,658	-	-	1,007,382	-	-	-	1,010,040
Foreign currency translation adjustment	-	-	-	-	-	(2,580)	-	-	(2,580)
Net loss for the year	-	-	-	-	-	-	(3,887,955)	(9,558)	(3,897,513)

Balance as of December 31, 2021	531,600	$532	239,278,847	239,278	$64,040,280	$(15,826)	$(76,908,089)	$(887,143)	$(12,520,928)

For the year ended December 31, 2020
	Preferred Stock		Common Stock		Common stock to be issued				Accumulated
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Retained Earnings	Other Comprehensive Income	Non- controlling Interest	Total Stockholders’ Deficit

Balance, January 1, 2020	-	-	3,988,372	$3,989	140,378,844	$140,379	$60,773,853	$(66,300,687)	$42,597	$(960,202)	$(6,300,071)

Common stock issued for acquisition of Peak Equity Group	-	-	140,378,844	140,379	(140,378,844)	(140,379)	-	-	-	-	-

Common stock issued for services from consultants and service providers	531,600	532	16,000	16	-	-	477,460	-	-	-	478,008

Common stock issued upon conversion of debt	-	-	28,170,787	28,170	-	-	449,650	-	-	-	477,820

NCI from disposal of subsidiary	-	-	-	-	-	-	-	-	-	67,712	67,712

Acquisition of NCI	-	-	-	-	-	-	-	-	-	82,562	82,562

Fractional shares from reverse split	-	-	329,472	329	-	-	(329)	-	-	-	-

Net loss for the year	-	-	-	-	-	-	-	(6,719,447)	-	(69,198)	(6,788,645)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	(55,843)	1,541	(54,302)

Balance, December 31, 2020	531,600	532	172,883,475	$172,883	-	$-	$61,700,634	$(73,020,134)	$(13,246)	$(877,585)	$(12,036,916)

# Post a fifty for one (50:1) reverse split effective on October 13, 2020.

See notes to consolidated financial statements.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,897,513)	$(6,788,645)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Depreciation of property and equipment	135,561	134,691
Amortization of intangible assets	98,149	202,992
Impairment loss of intangible assets	-	750,000
Impairment loss of other receivables	-	705,000
Impairment loss of marketable securities	-	1,951,091
Impairment loss of goodwill	27,353	82,692
Written-off prepayment	-	122,514
Stock-based professional fees	-	523,008
Stock-based consultancy fees	2,061,450	-
Stock-based business marketing fee	599,220	-
Loss on disposal of a subsidiary	-	70,900
Amortization of debt discount	2,822	7,179
Gain on sale of marketable securities	(1,143,491)	(428,621)
Unrealized gain on marketable securities	607,309	(292,126)
Changes in operating assets and liabilities:
Accounts receivable	(102,369)	(38,509)
Prepaid expenses and other receivables	(174,655)	14,725
Accounts payable and accrued expenses	20,666	748,366
Other payable	209,820	697,252
Income tax payable	-	(6,802)
Deferred revenue	(107)	107

CASH FLOWS USED IN OPERATING ACTIVITIES	(1,504,541)	(1,544,186)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(22,237,565)	(11,482,148)
Purchase of non-controlling interest	-	(154)
Purchase of property and equipment	(47,722)	-
Proceeds from disposal of marketable securities	21,128,705	12,803,705
Proceeds from disposal of a subsidiary	-	8,252
Dividend received	12,515	3,052

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	(1,144,067)	1,332,707

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of bank loan	(917,728)	(58,824)
Proceeds from bank loan	-	1,735,147
Proceeds from issuance of note payable	710,258	183,000
Advances from related party	1,180,190	102,871

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	972,720	1,962,194

Effect of exchange rate changes	(63,256)	(28,965)

Net increase (decrease) in cash and cash equivalents	(1,739,144)	1,721,750

Cash and cash equivalents - beginning of year	1,805,417	83,667

Cash and cash equivalents - end of year	$66,273	$1,805,417

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$206,778	$263,369
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued interest on convertible promissory note	$171,137	$-
Stock issued for redemption of convertible note and accrued interest	$204,267	$477,820
Stock issued for services from consultants and vendors	$-	$478,008

See notes to consolidated financial statements.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2021

NOTE 1 –  DESCRIPTION OF BUSINESS AND ORGANIZATION

Sharing Economy International Inc. (the “Company”) was incorporated in Delaware on June 24, 1987 under the name of Malex, Inc. On December 18, 2007, the Company’s corporate name was changed to China Wind Systems, Inc. and on June 13, 2011, the Company changed its corporate name to Cleantech Solutions International, Inc. On August 7, 2012, the Company was converted into a Nevada corporation. On January 8, 2018, the Company changed its corporate name to Sharing Economy International Inc.

The Company’s latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models. In connection with the new business initiatives, the Company formed or acquired the following subsidiaries:

●	Vantage Ultimate Limited (“Vantage”), a company incorporated under the laws of British Virgin Islands on February 1, 2017 and is wholly-owned by the Company.

●	Sharing Economy Investment Limited (“Sharing Economy”), a company incorporated under the laws of British Virgin Islands on May 18, 2017 and is wholly-owned by Vantage.

●	EC Advertising Limited (“EC Advertising”), a company incorporated under the laws of Hong Kong on March 17, 2017 and is a wholly-owned by Sharing Economy.

●	EC Rental Limited (“EC Rental”), a company incorporated under the laws of British Virgin Islands on May 22, 2017 and is wholly-owned by Vantage.

●	EC Assets Management Limited (“EC Assets”), a company incorporated under the laws of British Virgin Islands on May 22, 2017 and is wholly-owned by Vantage.

●	Cleantech Solutions Limited (formerly known as EC (Fly Car) Limited), a company incorporated under the laws of British Virgin Islands on May 22, 2017 and is a wholly-owned by Sharing Economy.

●	Global Bike Share (Mobile App) Limited, a company incorporated under the laws of British Virgin Islands on May 23, 2017 and is a wholly-owned by Sharing Economy.

●	EC Power (Global) Technology Limited (“EC Power”), a company incorporated under the laws of British Virgin Islands on May 26, 2017 and is wholly-owned by EC Rental.

●	ECPower (HK) Company Limited, a company incorporated under the laws of Hong Kong on June 23, 2017 and is wholly-owned by EC Power.

●	EC Manpower Limited, a company incorporated under the laws of Hong Kong on July 3, 2017 and is wholly-owned by Vantage.

●	EC Technology & Innovations Limited (“EC Technology”), a company incorporated under the laws of British Virgin Islands on September 1, 2017 and is wholly-owned by Vantage.

●	Inspirit Studio Limited (“Inspirit Studios”), a company incorporated under the laws of Hong Kong on August 24, 2015, and 51% of its shareholding was acquired by EC Technology on December 8, 2017.

●	EC Creative Limited (“EC Creative”), a company incorporated under the laws of British Virgin Islands on January 9, 2018 and is wholly-owned by Vantage.

●	3D Discovery Co. Limited (“3D Discovery”), a company incorporated under the laws of Hong Kong on February 24, 2015, 60% of its shareholdings was acquired by EC Technology on January 19, 2018 and remaining 40% of its shareholdings was acquired by EC Technology on August 14, 2020.

●	Sharing Film International Limited, a company incorporated under the laws of Hong Kong on January 22, 2018 and is a wholly-owned by EC Creative.

●	AnyWorkspace Limited (“AnyWorkspace”), a company incorporated under the laws of Hong Kong on November 12, 2015, and 80% of its shareholding was acquired by Sharing Economy on January 30, 2018. On March 24, 2020, the Company disposed 80% equity interest of AnyWorkspace.

●	Xiamen Great Media Company Limited (“Xiamen Great Media”), a company incorporated under the laws of the PRC on September 5, 2018 and is a wholly-owned by EC Advertising.

NOTE 2 – GOING CONCERN UNCERTAINTIES

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company had a net loss of approximately $3,897,513 for the year ended December 31, 2021. The net cash used in operations were approximately $1,504,541 for the year ended December 31, 2021. Management believes that its capital resources are not currently adequate to continue operating and maintaining its business strategy for the next twelve months from the date of this report. The Company may seek to raise capital through additional debt and/or equity financings to fund its operations in the future. Although the Company has historically raised capital from sales of equity and from bank loans, there is no assurance that it will be able to continue to do so. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail or cease operations.

Management believes that these matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SIGIFICANT ACCOUNTING POLICIES

Basis of presentation

These accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The Company is on a fiscal year ending December 31; as such the year ended December 31, 2021 is referred to as “fiscal 2021”, and the year ended December 31, 2020 is referred to as “fiscal 2020”.

Principles of Consolidation

The Company’s consolidated financial statements include the financial statements of its wholly-owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Noncontrolling interest

The Company accounts for noncontrolling interest in accordance with ASC Topic 810-10-45, which requires the Company to present noncontrolling interests as a separate component of total shareholders’ equity on the consolidated balance sheets and the consolidated net loss attributable to the its noncontrolling interest be clearly identified and presented on the face of the consolidated statements of operations and comprehensive loss.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates in the years ended December 31, 2021 and 2020 include the allowance for doubtful accounts on accounts and other receivables, the useful life of property and equipment and intangible assets, assumptions used in assessing impairment of long-term assets and valuation of deferred tax assets, accruals for taxes due, and the value of stock-based compensation.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains with various financial institutions mainly in the PRC, Hong Kong and the U.S. At December 31, 2021 and 2020, cash balances held in banks in the PRC and Hong Kong of $66,273 and $1,805,417, respectively, are uninsured.

Available-for-sale marketable securities

Available-for-sale marketable securities are reported at fair value using the market approach based on the quoted prices in active markets at the reporting date. The Company classifies the valuation techniques that use these inputs as Level 1 of fair value measurements. Any unrealized losses that are deemed other-than-temporary are included in current period earnings and removed from accumulated other comprehensive income (loss).

Realized gains and losses on marketable securities are included in current period earnings. For purposes of computing realized gains and losses, the cost basis of each investment sold is generally based on the weighted average cost method.

The Company regularly evaluates whether the decline in fair value of available-for-sale securities is other-than-temporary and objective evidence of impairment could include:

●	The severity and duration of the fair value decline;

●	Deterioration in the financial condition of the issuer; and

●	Evaluation of the factors that could cause individual securities to have an other-than-temporary impairment.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. At December 31, 2021 and 2020, the Company has established, based on a review of its outstanding balances, no allowance for doubtful accounts in the accounts.

Property and equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the statements of operations in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Useful life
Office equipment and furniture	5 years
Vehicles	5 years
Yachts	5 years

Impairment of long-lived assets and intangible asset

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.  At December 31, 2021 and 2020, the Company conducted an impairment assessment on property, equipment and intangible asset based on the guidelines established in ASC Topic 360 to determine the estimated fair market value of property, equipment and intangible asset as of December 31, 2021 and 2020. Such analysis considered future use of such equipment, consultation with equipment resellers, subsequent sales of price of equipment held for sale, and other industry factors. Upon completion of the 2021 impairment analysis, the Company recorded impairment charges on long-lived assets of $0 and $750,000 for the year ended December 31, 2021 and 2020.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). Under ASU 2014-09, the Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

The transaction price for each contract is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees the Company charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. At contract inception, the Company determines whether it satisfies the performance obligation over time or at a point in time.

The Company derives its revenues from the sale of advertising service in a monthly payment term. The Company’s performance obligation includes providing the connectivity among merchants and consumers, generally through its online media advertising platform. Online marketing consists of search engine marketing, display advertisements, referral programs and affiliate marketing. The Company will provide resources to support the marketing needs of the sharing economy businesses via partnerships and acquisitions of advertising companies.

The majority of the Company’s contracts with customers only contain a single performance obligation. When the agreements involve with multiple performance obligations, the Company will account for individual performance obligations separately, if they are distinct.

The Company has one source of revenue for the respective fiscal years:-

	December 31, 2021	December 31, 2020
Sale of advertising service	$237,756	$51,925

Income taxes

The Company is governed by the Income Tax Law of the PRC, Inland Revenue Ordinance of Hong Kong and the U.S. Internal Revenue Code of 1986, as amended. The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

On December 22, 2017, the United States signed into law the Tax Cuts and Jobs Act (the “Act”), a tax reform bill which, among other items, reduces the current federal income tax rate in the United States to 21% from 35%. The rate reduction is effective January 1, 2018, and is permanent.

The Act has caused the Company’s deferred income taxes to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. Pursuant to the guidance within SEC Staff Accounting Bulletin No. 118 (“SAB 118”), as of December 31, 2021, the Company recognized the provisional effects of the enactment of the Act for which measurement could be reasonably estimated. Since the Company has provided a full valuation allowance against its deferred tax assets, the revaluation of the deferred tax assets did not have a material impact on any period presented. The ultimate impact of the Act may differ from these estimates due to the Company’s continued analysis or further regulatory guidance that may be issued as a result of the Act.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of December 31, 2021 and 2020, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the parent company is the U.S. dollar and the functional currency of the Company’s operating subsidiaries is the Chinese Renminbi (“RMB”) or Hong Kong dollars (“HKD”). For the subsidiaries and affiliates, whose functional currencies are the RMB or HKD, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The Company did not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Translation of amounts from RMB and HKD into US$ has been made at the following exchange rates for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Year-end RMB:US$ exchange rate	6.3588	7.0682
Year average RMB:US$ exchange rate	6.4499	7.0324
Year-end HK$:US$ exchange rate	7.7971	7.7502
Year average HK$:US$ exchange rate	7.8000	7.8000

Loss per share of common stock

ASC Topic 260 “Earnings per Share,” requires presentation of both basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The Company did not have any common stock equivalents or potentially dilutive common stock outstanding during the years ended December 31, 2021 and 2020. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact.

The following table presents a reconciliation of basic and diluted net loss per share:

	Years Ended December 31,
	2021	2020
Net loss for basic and diluted attributable to common shareholders	$(3,887,955)	$(6,719,447)

Weighted average common stock outstanding – basic and diluted	220,962,339	108,071,277

Net loss per share of common stock – basic and diluted	$(0.02)	$(0.06)

Comprehensive loss

Comprehensive loss is comprised of net loss and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive loss for the years ended December 31, 2021 and 2020 included net loss and unrealized (loss) gain from foreign currency translation adjustments.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment topic of ASC Topic 718, which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the vesting period or immediately if fully vested and non-forfeitable. The Financial Accounting Standards Board (“FASB”) also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Related parties

The Company follows the ASC Topic 850-10, “Related Party Disclosures” for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825-10-15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and contingencies

The Company follows ASC Topic 450-20, “Contingencies” to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Reclassification

Certain reclassifications have been made in prior year’s consolidated financial statements to conform to the current year’s financial presentation. The reclassifications have no effect on previously reported net income (loss) and related to the reclassification of discontinued operations.

Fair value of financial instruments

The Company adopted the guidance of ASC Topic 820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information. The Company did not measure these assets at fair value at December 31, 2021 and 2020.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, prepaid expenses and other receivables, short-term bank loans, convertible notes payable, note payable, accounts payable, accrued liabilities, amount due to a related party and income taxes payable approximate their fair market value based on the short-term maturity of these instruments.

ASC Topic 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value as of December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2021	(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities, available-for-sale	$3,624,660	$3,624,660	$–	$–

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2020	(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities, available-for-sale	$1,989,823	$1,989,823	$–	$–

As of December 31, 2021 and 2020, the Company did not have any nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis, nor did the Company have any assets or liabilities measured at fair value on a non-recurring basis.

Concentrations of credit risk

The Company’s operations are mainly carried out in Hong Kong. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in Hong Kong, and by the general state of the economies in Hong Kong. The Company’s operations in Hong Kong are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC and Hong Kong, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Recent accounting pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In August 2020, the FASB issued Accounting Standards Update (ASU) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40). ASU 2020-06 reduces the number of accounting models for convertible debt instruments and convertible preferred stock. The accounting model for beneficial conversion features is removed. The ASU is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company determined that this update will impact its financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. The ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. The Company has evaluated that this update will not have a material impact on its financial statements and related disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles-Goodwill and Other (ASC 350), which simplifies the test for goodwill impairment. The ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. The Company adopted this new standard on January 1, 2020.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASC 842). In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases (ASU 2018- 10), which provides narrow amendments to clarify how to apply certain aspects of the new lease standard, and ASU No. 2018-11, Leases (Topic 842)-Targeted Improvements (ASU 2018-11), which addressed implementation issues related to the new lease standard. Under ASC 842, leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The standard also requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 was effective for annual reporting periods beginning after December 15, 2018 and interim periods within that reporting period. The Company adopted ASC 842 on January 1, 2019 and used the modified retrospective approach with the effective date as the date of initial application. Prior period results continue to be presented under ASC 840 based on the accounting standards originally in effect for such periods.

NOTE 4 –  PROPERTY AND EQUIPMENT

At December 31, 2021 and 2020, property and equipment consisted of the following:

	Useful life	December 31, 2021	December 31, 2020

Office equipment	5 years	$25,717	$25,872
Motor vehicle	5 years	120,049	72,382
Yachts	5 years	587,845	591,404
		733,611	689,658
Less: accumulated depreciation		(337,786)	(202,322)

		$395,825	$487,336

Depreciation expense for the years ended December 31, 2021 and 2020 amounted to $135,561 and $134,691.

NOTE 5 –  INTANGIBLE ASSETS

At December 31, 2021 and 2020, intangible assets consisted of the following :

	Useful life	December 31, 2021	December 31, 2020

Apps and virtual technology	3 - 5 years	$843,703	$844,246
Goodwill	infinite	-	27,323
Less: accumulated amortization		(812,199)	(714,832)

		$31,504	$156,737

Amortization of intangible assets attributable to the next two years is as follows:

Year ending December 31:	Amount
2022	$24,043
2023	7,461
$31,504

Amortization expense for the years ended December 31, 2021 and 2020 amounted to $98,149 and $202,992, respectively. Impairment loss for the years ended December 31, 2021 and 2020 amounted to $27,323 and $750,000 respectively.

NOTE 6 – BANK LOANS

Bank loans of $4,913,557 represented amount due to one financial institution in Hong Kong that are repayable in a term of 30 years, with 360 monthly installments and interest is charged at the annual rate of 2.5% below its best lending rate.

Revolving credit line of $5,493,475 is expected to be repaid in the next twelve months and interest is charged at the rate of 1.63% per annum over the Hong Kong Dollar Best Lending Rate.

At December 31, 2021, the banking facilities of the Company were secured by:

●	Personal guarantee by the directors of the Company’s subsidiary;

●	Legal charge and rental assignment over the leasehold land and buildings owned by its related companies which are controlled by the major shareholder of the Company, Mr. Chan Tin Chi; and

●	Hong Kong Mortgage Corporation Limited.

At December 31, 2021 and 2020, bank loans consisted of the following:

	December 31, 2021	December 31, 2020

Mortgage loan	$5,493,475	$5,064,142
Line of revolving loan	4,913,557	6,322,417
Short-term bank loans	-	-

Total bank loans	10,407,032	11,386,559

Reclassifying as:
Current portion	$5,584,788	$6,446,139
Long-term portion (more than 12 months)	4,822,244	4,940,420

Total bank loans	$10,407,032	$11,386,559

Interest related to the bank loans was $206,747 and $263,369 for the years ended December 31, 2021 and 2020, respectively.

All interests are included in interest expense on the accompanying consolidated statements of operations.

NOTE 7 – CONVERTIBLE NOTE PAYABLE

Securities purchase agreement and related convertible note and warrants

Iliad Note

On May 2, 2018, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Iliad Research and Trading, L.P. (the “Investor”) pursuant to which the Investor purchased a Convertible Promissory Note (the “Iliad Note”) in the original principal amount of $900,000, convertible into shares of common stock of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in the Iliad Note, and a two year Warrant to purchase 134,328 shares of Common Stock at an exercise price of $7.18 per share (the “Warrant”). In connection with the Iliad Note, the Company paid an original issue discount of $150,000 and paid issuance costs of $45,018 which will be reflected as a debt discount and amortized over the Iliad Note term. The Iliad Note bears interest at 10% per annum, is unsecured, and is due on the date that is fifteen months from May 2, 2018. The warrants shall expire on the last calendar day of the month in which the second anniversary of the Issue Date occurs.

On November 8, 2018, the Company converted an aggregate of $27,811 and $47,189 outstanding principal and interest of the Iliad Note, respectively, into a total of 36,621 shares of its common stock.

On January 11, 2019, the Company converted an aggregate of $34,103 and $15,897 outstanding principal and interest of the Iliad Note, respectively, into 266,667 shares of its common stock.

On April 30, 2020, the Company converted an aggregate of $100,000 and $0 outstanding principal and interest of the Iliad Note, respectively, into 10,059 shares of its common stock.

During the year ended December 31, 2020, the Company converted an aggregate of $235,000 and $158,017 outstanding principal and interest of the Iliad Note, respectively, into 18,944,773 shares of its common stock.

The Investor has the right at any time after May 2, 2018 until the outstanding balance has been paid in full to convert all or any part of the outstanding balance into shares of common stock of the Company at conversion price of $6.70 per share (the “Lender Conversion Price”). The Lender Conversion Price is subject to certain adjustments set forth in the Iliad Note. The conversion price for each Redemption Conversion (the “Redemption Conversion Price”) shall be the lesser of (a) the Lender Conversion Price, and (b) the Market Price; provided, however, in no event shall the Redemption Conversion Price be less than $2.00 per share (“Conversion Price Floor”) unless the Company waive the Conversion Price Floor.

This debt instrument includes embedded components including a put option. The Company evaluated these embedded components to determine whether they are embedded derivatives within the scope of ASC 815 that should be separately carried at fair value. ASC 815-15-25-1 provides guidance on when an embedded component should be separated from its host instrument and accounted for separately as a derivative. Based on this analysis, the Company believes that the put option is clearly and closely related to the debt instrument and does not meet the definition of a derivative. Accordingly, in connection with this Iliad Note, the Company recorded a debt discount for (a) the original issue discount of $150,000 (b) the relative fair value of the warrants issued of $152,490 and (c) legal fees and other fees paid in connection with the Iliad Note aggregating $45,018. There is no beneficial conversion feature on this Iliad Note. The debt discount shall be accreted on a straight line basis over the term of this Iliad Note.

The Company is currently in default under Iliad Note with the outstanding balance of Iliad Note was $1,259,980 at December 31, 2021. At the date of filing, both parties have not reached into the mutual agreement.

Power Up

On April 7, 2020, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Power Up Lending Group Ltd. (“Power Up”) pursuant to which Power Up purchased a Convertible Promissory Note (the “Power Up Note”) in the original principal amount of $83,000, with additional tranches of up to $1,000,000 in the aggregate over the next twelve (12) months, subject to the discretion of both parties. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 65% of the average of the two (2) lowest trading prices for the Company’s common stock during the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date. The Power Up Note bears interest at 8% per annum and is due on October 7, 2021.

During the December, 2020, the Company converted an aggregate of $127,820 and $0 outstanding principal and interest of the Power Up Note, respectively, into 8,228,775 shares of its common stock.

As of December 31, 2021, the Company has no outstanding balance under the Power Up Note.

Black Ice

On April 14, 2020, the Company and Black Ice Advisors, LLC (“Black Ice”) entered into a Securities Purchase Agreement, whereby the Company issued a note to Black Ice (the “Black Ice Note”) in the original principal amount of $110,000.The Black Ice Note contains an original issue discount of $10,000 which will be reflected as a debt discount and amortized over the Black Ice Note term. The Black Ice Note is convertible into shares of the common stock of the Company at a price equal to 60% of the lowest trading price of the Company’s common stock for the fifteen (15) prior trading days including the day upon which a Notice of Conversion is received by the Company. The Black Ice Note bears interest at 10% per annum and is due on April 14, 2021.

During the year ended December 31, 2020, the Company converted an aggregate of $15,000 and $0 outstanding principal and interest of the Black Ice Note, respectively, into 987,180 shares of its common stock.

In January 2021, the Company converted an aggregate of $95,000 and $9,167 outstanding principal and interest of the Black Ice Note, respectively, into 12,452,413 shares of its common stock.

In June 2021, the Company converted an aggregate of $100,000 outstanding principal of the Black Ice Note, respectively, into 3,948,278 shares of its common stock.

As of December 31, 2021, the Company has no outstanding balance under the Black Ice Note.

Pyram

On April 9, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram LC Architecture Limited. (“Pyram”) pursuant to which Pyram purchased the Convertible Promissory Note (the “Pyram Note”) in the original principal amount of $89,744. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on October 8, 2021.

On April 28, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $38,462. The Pyram Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on October 28, 2021.

On May 13, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $25,641. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on November 12, 2021.

On June 29, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $76,923. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on December 28, 2021.

On July 29, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $102,565. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on January 28, 2022.

On August 26, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $74,359. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on February 25, 2022.

On September 20, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $128,206. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. . The Pyram Note bears interest at 12% per annum and is due on March 19, 2022.

At December 31, 2021 and 2020, convertible debt consisted of the following:

	December 31, 2021	December 31, 2020
Principal	$1,113,830	$598,571
Unamortized discount	-	(2,821)
Convertible debt, net	$1,113,830	$595,750

The amortization of discount was $2,821 and $7,179 for the years ended December 31, 2021 and 2020.

As of December 31, 2021 and 2020, accrued interest amounted to $905,046 and $701,794, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

Due to related parties

From time to time, during 2021 and 2020, the Company receive advances from Chan Tin Chi Family Company Limited (formerly known as YSK 1860 Co., Limited), who is the major shareholder of the Company for working capital purposes. These advances are non-interest bearing and are payable on demand. During the years ended December 31, 2021, the Company repaid to Chan Tin Chi Family Company Limited for working capital totaled $618,151. During the years ended December 31, 2019, the Company repaid to Chan Tin Chi Family Company Limited for working capital totaled $228,393. As of December 31, 2021 and 2020, amounts due to Chan Tin Chi Family Company Limited amounted to $2,435,720 and $1,817,569, respectively.

As of December 31, 2021 and 2020, amounts due to related companies amounted to $1,212,845 and $650,806, respectively.

The amounts are unsecured, interest-free and have no fixed terms of repayment.

NOTE 9 –  STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized 50,000,000 shares of preferred stock Series A, with a par value of $0.001 per share.

The Company issued 531,600 shares of preferred stock Series A to a consultant for corporate consultancy services rendered. For the year ended December 31, 2020, the Company recorded service fee to the consultant at the price of $0.38 per share, in an aggregate amount of $202,008.

The Company issued 2,658,000 shares of preferred stock Series A to a consultant for the business services rendered. For the year ended December 31, 2021, the Company recorded service fee to the consultant at the price of $0.38 per share, in an aggregate amount of $1,010,040.

As of December 31, 2021 and 2020, the Company has 3,189,600 shares and 531,600 shares of preferred stock issued and outstanding, respectively.

Common Stock

The Company has authorized 7,400,000,000 shares of common stock with a par value of $0.001 per share.

Preferred stock issued for services and acquisition of a non-wholly owned subsidiary

During the year ended December 31, 2020, the Company issued an aggregate of 531,600 shares of preferred stock to one consultant and vendors for the services rendered and to be rendered. These shares were valued at the fair market value on the grant date using the reported closing share price on the date of grant. At the end of each financial reporting period prior to issuance of these shares, the fair value of these shares is measured using the fair value of the Company’s preferred stock at reporting date. During the year ended December 31, 2020, the fair value of the above mentioned shares issued and the change in value of the shares to be issued was $202,008. The Company recognizes stock-based professional fees over the period during which the services are rendered by such consultant or vendor. For the year ended December 31, 2020, the Company recorded stock-based consulting and service fees to service provider of $202,008. In connection with the issuance/future issuance of shares to consultants and vendors, the Company recorded prepaid expenses of $0 which will be amortized over the remaining service period.

Common stock issued for services

During the year ended December 31, 2021, the Company completed the following transactions -

●	the Company issued an aggregate of 9,187,406 shares of common stock to the Board of Directors and Advisory Committee members for the services rendered, at the price of $0.06 per share. For the year ended December 31, 2021, the Company recorded stock-based service fee of $551,244.

●	the Company issued 18,500,000 shares of common stock to certain consultants for the business consultancy services rendered under 2020 Stock Incentive Plan. For the year ended December 31, 2021, the Company recorded stock-based service fee to the consultants at the price of $0.04 per share, in an aggregate amount of $740,000.

●	the Company issued 6,747,638 shares of common stock to certain consultants for the consultancy services rendered. For the year ended December 31, 2021, the Company recorded service fee to the consultants at the price of $0.038 per share, in an aggregate amount of $256,410.

●	the Company issued 625,000 shares of common stock to certain consultants for the consultancy services rendered. For the year ended December 31, 2021, the Company recorded service fee to the consultants at the price of $0.04 per share, in an aggregate amount of $25,000.

●	the Company issued 1,000,000 shares of common stock to certain consultants for the consultancy services rendered. For the year ended December 31, 2021, the Company recorded service fee to the consultants at the price of $0.03 per share, in an aggregate amount of $30,000.

●	the Company issued 13,935,337 shares of common stock to the vendor for the business marketing services rendered. For the year ended December 31, 2021, the Company recorded service fee to the vendor at the price of $0.043 per share, in an aggregate amount of $599,220.

Common stock issued for debt conversion

In January 2021, the Company issued 12,452,413 shares of its common stock upon conversion of debt (note 5).

In June 2021, the Company issued 3,948,278 shares of its common stock upon conversion of debt (note 5).

As of December 31, 2021 and 2020, the Company has 239,278,847 shares and 172,883,435 shares of common stock issued and outstanding, respectively.

NOTE 10 – CONCENTRATIONS

Customers

For the years ended December 31, 2021 and 2020, there are no customers representing more than 10% of the Company’s revenue.

Suppliers

For the years ended December 31, 2021 and 2020, there are no vendors representing more than 10% of the Company’s purchase.

NOTE 11 – COMMITMENT AND CONTINGENCIES

Litigation

On April 25, 2019, ECPower (HK) Company Limited (“EC Power”), a subsidiary of SEII, filed a claim against The Dairy Farm Limited (“Dairy Farm”) in respect of the cooperation agreement between the two parties for the battery rental business at 7-Eleven outlets in Hong Kong during the period from September 2017 to February 2018. The claim is for a total compensation of HK$1,395,000 (approximately $178,846) which comprises of (i) HK$45,000 (approximately $5,769) as compensation for interest and administration cost incurred as a result of Dairy Farm’s delay in payment of EC Power’s share of the rental income, and (ii) HK$1,350,000 (approximately $173,077) as compensation for Dairy Farm’s early termination of the cooperation agreement without any valid proof of fault on the part of EC Power.

Legal proceedings:

On June 10, 2020, the Company’s subsidiary, Ecrent Worldwide Company Limited (“Ecrent Worldwide”), a wholly owned subsidiary of Universal Sharing Limited (formerly known as Ecrent Holdings Limited), received a writ of summon (the “Summon”) issued by Messrs Wilkinson & Grist on behalf of Mr. Michael Andrew BERMAN and Mr. Eric Hans ISRAEL, who were the former Chief Executive Officer and Chief Financial Officer of Ecrent (America) Company Limited (“Ecrent America”) and Ecrent (USA) Company Limited (“Ecrent USA”). Both Ecrent America and Ecrent USA were the former subsidiaries of Universal Sharing Limited. On the same day, the Summon also delivered to Mr. Chan Tin Chi, the major shareholder of SEII and his spouse, Ms. Deborah Yuen Wai Ming. Pursuant to the US Judgement dated on September 25, 2019 issued by the Supreme Court of the State of New York County of Nassau, the Summon demands Ecrent Worldwide, Mr. Chan Tin Chi, and Ms. Deborah Yuen Wai Ming to fully settle an amount of approximately $241,706 and $103,841 to Mr. Berman and Mr. Israel, respectively representing the unpaid salary, benefits, expenses and incentive bonus. SEII intends to dispute these proceedings that the US Judgement is not enforceable under the Hong Kong jurisdiction.

In accordance with applicable accounting guidance, the Company records accruals for certain of its outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. The Company evaluates, on a quarterly basis, developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable. The Company discloses the amount of the accrual if the financial statements would be otherwise misleading.

When a loss contingency is not both probable and estimable, the Company does not establish an accrued liability. However, if the loss (or an additional loss in excess of the accrual) is at least a reasonable possibility and material, then the Company discloses an estimate of the possible loss or range of loss, if such estimate can be made or discloses that an estimate cannot be made.

NOTE 12 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after December 31, 2021, up through March 31, 2022, the Company issued the audited consolidated financial statements.

On January 13, 2022, January 19, 2022, January 20, 2022, January 21, 2022 and January 26, 2022, the Company and Pyram LC Architecture Limited (“Pyram”) entered into Note Purchase Agreements, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $10,385, $23,603, $25,000, $19,232 and $58,333, respectively. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.

On March 15, 2022, the Company issued 23,809,524 shares of its common stock to Iliad Research and Trading, L.P. under certain Convertible Promissory Note at the conversion price of $0.00315, total amounting to $75,000.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2022	2021
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,929	$66,273
Accounts receivable, net of allowance for doubtful accounts	254,894	141,183
Prepaid expenses and other receivables	118,207	307,299
Marketable securities	2,338,566	3,624,660
Total current assets	2,735,596	4,139,415

OTHER ASSETS:
Property and equipment, net	299,280	395,825
Intangible assets, net	11,859	31,504
Total other assets	311,139	427,329

Total assets	$3,046,735	$4,566,744

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Short-term bank loans	$5,362,061	$5,584,788
Convertible note payable, net of unamortized debt discount	1,115,097	1,113,830
Accounts payable and accrued expenses	799,757	785,373
Other payable	1,182,309	1,132,872
Due to related parties	3,748,606	3,648,565
Total current liabilities	12,207,830	12,265,428

LONG-TERM LIABILITIES:
Long-term loan	5,382,991	4,822,244
Total liabilities	17,590,821	17,087,672

STOCKHOLDERS’ DEFICIT:
Preferred stock, Series A $0.001 par value; 50,000,000 shares authorized; 3,189,600 and 3,189,600 issued and outstanding at September 30, 2022 and December 31, 2021, respectively	3,190	3,190
Common stock $0.001 par value; 7,450,000,000 shares authorized; 293,163,890 and 239,278,847 shares issued and outstanding at September 30 2022 and December 31, 2021, respectively	333,331	239,278
Additional paid-in capital	66,613,644	65,047,662
Accumulated deficits	(80,589,081)	(76,908,089)
Accumulated other comprehensive income	(9,934)	(15,826)
Total stockholders’ deficit attributed to SEII	(13,648,850)	(11,633,785)
Non-controlling interest	(895,236)	(887,143)
Total stockholders’ deficit	(14,544,086)	(12,520,928)

Total liabilities and stockholders’ deficit	$3,046,735	$4,566,744

See notes to unaudited condensed consolidated financial statements.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

REVENUES	$69,947	$50,397	$251,418	$180,682
COST OF REVENUES	-	-	-	-
GROSS PROFIT	69,947	50,397	251,418	180,682

OPERATING EXPENSES:
Depreciation and amortization	31,474	57,799	114,891	173,643
Selling, general and administrative	596,638	531,504	2,488,500	2,498,164
Total operating expenses	628,112	589,303	2,603,391	2,671,807

LOSS FROM OPERATIONS	(558,165)	(538,906)	(2,351,973)	(2,491,125)

OTHER INCOME (EXPENSE):
Interest income	2	3	4	15
Interest expense	(180,773)	(91,521)	(319,247)	(320,799)
Dividend income	(3,562)	5,293	241,472	12,515
Unrealized loss on marketable securities	(681,959)	-	(1,278,939)	-
Gain (loss) on sale of marketable securities	4,872	157,730	(22,013)	774,371
Gain on disposal of property, plant and equipment	-	-	25,197	-
Foreign currency transaction gain (loss)	449	(1,272)	(241)	7,483
Other income	12,697	84	16,655	2,600
Total other (expense) income, net	(848,274)	70,317	(1,337,112)	476,185

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,406,439)	(468,589)	(3,689,085)	(2,014,940)

PROVISIONS FOR INCOME TAXES:
Current	-	-	-	-
Deferred	-	-	-	-
Total income tax provision	-	-	-	-

NET LOSS	(1,406,439)	(468,589)	(3,689,085)	(2,014,940)
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(3,640)	(2,221)	(8,093)	(6,769)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,402,799)	$(466,368)	$(3,680,992)	$(2,008,171)

COMPREHENSIVE LOSS:
Net loss	$(1,406,439)	$(468,589)	$(3,689,085)	$(2,014,940)
Foreign currency translation (loss) gain	(1,689)	(19,568)	5,892	18,894
Comprehensive loss	$(1,408,128)	$(488,157)	$(3,683,193)	$(1,996,046)

Net loss attributable to non-controlling interest	$(3,640)	$(2,221)	$(8,093)	$(6,769)
Foreign currency translation gain (loss) from non-controlling interest	-	-	-	-
Comprehensive loss attributable to common stockholders	$(1,404,488)	$(485,936)	$(3,675,100)	$(1,989,277)

NET LOSS PER COMMON SHARE:
Continuing operations – basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Discontinued operations – basic and diluted	-	-	-	-
Net loss per common share - basic	$(0.00)	$(0.00)	$(0.01)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	290,352,352	239,074,612	277,460,722	214,943,810

See notes to unaudited condensed consolidated financial statements.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)

	Equity attributable to SEII shareholders
	Preferred stock		Common stock		Additional	Accumulated other			Total
	Number of shares	Amount	Number of shares	Amount	paid-in capital	comprehensive (loss) income	Accumulated deficits	Noncontrolling interests	shareholders’ deficit
Balance as of January 1, 2022	3,189,600	$3,190	239,278,847	239,278	$65,047,662	$(15,826)	$(76,908,089)	$(887,143)	$(12,520,928)
Issuance of shares for redemption of $75,000 promissory note	-	-	23,809,524	23,810	51,190	-	-	-	75,000
Foreign currency translation adjustment	-	-	-	-	-	9,329	-	-	9,329
Net loss for the period	-	-	-	-	-	-	(781.746)	(2,257)	(784,003)
Balance as of March 31, 2022	3,189,600	$3,190	263,088,371	263,088	$65,098,852	$(6,497)	$(77,689,835)	$(889,400)	$(13,220,602)
Issuance of shares for director’s remuneration	-	-	24,730,307	24,730	779,005	-	-	-	803,735
Issuance of shares for consultancy service	-	-	5,345,212	5,345	234,655	-	-	-	240,000
Foreign currency translation adjustment	-	-	-	-	-	(1,748)	-	-	(1,748)
Net loss for the period	-	-	-	-	-	-	(1,496,447)	(2,196)	(1,498,643)
Balance as of June 30, 2022	3,189,600	$3,190	293,163,890	293,163	$66,112,512	$(8,245)	$(79,186,282)	$(891,596)	$(13,677,258)
Issuance of shares for redemption of $541,300 promissory note	-	-	40,167,992	40,168	501,132	-	-	-	541,300
Foreign currency translation adjustment	-	-	-	-	-	(1,689)	-	-	(1,689)
Net loss for the period	-	-	-	-	-	-	(1,402,799)	(3,640)	(1,406,439)
Balance as of September 30, 2022	3,189,600	$3,190	333,331,882	333,331	$66,613,644	$(9,934)	$(80,589,081)	$(895,236)	$(14,544,086)

	Equity attributable to SEII shareholders
	Preferred stock		Common stock		Additional	Accumulated other			Total
	Number of shares	Amount	Number of shares	Amount	paid-in capital	comprehensive (loss) income	Accumulated deficits	Noncontrolling interests	shareholders’ equity deficit)
Balance as of January 1, 2021	531,600	$532	172,883,475	172,883	$61,700,634	$(13,246)	$(73,020,134)	$(877,585)	$(12,036,916)
Issuance of shares for director’s remuneration	-	-	8,333,335	8,333	491,667	-	-	-	500,000
Common stock issued upon conversion of debt			12,452,413	12,453	91,714	-	-	-	104,167
Fractional shares from reverse split			800	-	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	23,219	-	-	23,219
Net loss for the period	-	-	-	-	-	-	(228,902)	(2,324)	(231,226)
Balance as of March 31, 2021	531,600	$532	193,670,023	193,669	$62,284,015	$9,973	$(73,249,036)	$(879,909)	$(11,640,756)
Common stock issued upon conversion of debt	-	-	3,948,278	3,948	96,052	-	-	-	100,000
Common stock issued for services from consultants and service providers	-	-	26,872,638	26,873	1,024,537	-	-	-	1,051,410
Common stock issued for business marketing services	-	-	13,935,337	13,935	585,285	-	-	-	599,220
Cancellation of common stock	-	-	(1,500)	(1)	1	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	15,243	-	-	15,243
Net loss for the period	-	-	-	-	-	-	(1,312,901)	(2,224)	(1,315,125)
Balance as of June 30, 2021	531,600	$532	238,424,776	238,424	$63,989,890	$25,216	$(74,561,937)	$(882,133)	$(11,190,008)
Issuance of shares for director’s remuneration	-	-	854,071	854	50,390	-	-	-	51,244
Foreign currency translation adjustment	-	-	-	-	-	(19,568)	-	-	(19,568)
Net loss for the period	-	-	-	-	-	-	(466,368)	(2,221)	(468,589)
Balance as of September 30, 2021	531,600	$532	239,278,847	239,278	$64,040,280	$5,648	$(75,028,305)	$(884,354)	$(11,626,921)

See notes to unaudited condensed consolidated financial statements.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,689,0 85)	$(2,014,940)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Depreciation	95,292	100,031
Amortization of intangible assets	19,599	73,612
Gain on disposal of property, plant and equipment	(25,197)	-
Unrealized loss on marketable securities	1,278,939	-
Loss/(gain) on disposal of marketable securities	22,013	(774,371)
Dividend received	(241,472)	-
Amortization of debt discount	-	2,821
Stock-based professional fees	-	1,051,410
Stock-based consultancy fees	240,000	599,220
Stock-based director’s remuneration	803,735	-
Changes in operating assets and liabilities:
Accounts receivable	(113,711)	(64,035)
Prepaid and other receivables	189,092	(295,230)
Accounts payable and accrued expenses	14,384	(25,003)
Other payables	51,987	183,969
Deferred revenue	-	(107)
CASH FLOWS USED IN OPERATING ACTIVITIES	(1,354,424)	(1,162,623)

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividend received	241,472	12,515
Purchase of marketable securities	(320,456)	(18,318,917)
Proceed from disposal of marketable securities	275,274	17,254,369
Proceed from disposal of property, plant and equipment	30,692	-
Purchase of property, plant and equipment	(7,949)	(47,722)
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	219,033	(1,099,755)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of bank loan	(294,782)	(816,102)
Proceeds from bank loan	666,704	-
Proceeds from issuance of note payable	-	535,900
Advance from related party	715,058	1,014,609
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:	1,086,980	734,407

Effect of exchange rate changes	6,067	(65,560)

Net change in cash and cash equivalents	(42,344)	(1,593,531)
Cash and cash equivalents - beginning of period	66,273	1,805,417
Cash and cash equivalents - end of period	$23,929	$211,886

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
- interest	156,167	168,646
- income tax	-	-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
- interest	163,080	152,153
- Stock issued for director’s remuneration	-	551,244
- Stock issued for services from consultants and vendors	-	1,650,630
- Stock issued for redemption of convertible note and accrued interest	616,300	204,267

See notes to unaudited condensed consolidated financial statements.

SHARING ECONOMY INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS AND ORGANIZATION

Sharing Economy International Inc. (the “Company”) was incorporated in Delaware on June 24, 1987 under the name of Malex, Inc. On December 18, 2007, the Company’s corporate name was changed to China Wind Systems, Inc. and on June 13, 2011, the Company changed its corporate name to Cleantech Solutions International, Inc. On August 7, 2012, the Company was converted into a Nevada corporation. On January 8, 2018, the Company changed its corporate name to Sharing Economy International Inc.

The Company’s latest business initiatives are focused on targeting the technology and global sharing economy markets, by developing online platforms and rental business partnerships that will drive the global development of sharing through economical rental business models. In connection with the new business initiatives, the Company formed or acquired the following subsidiaries:

●	Vantage Ultimate Limited (“Vantage”), a company incorporated under the laws of British Virgin Islands on February 1, 2017 and is wholly-owned by the Company.

●	Sharing Economy Investment Limited (“Sharing Economy”), a company incorporated under the laws of British Virgin Islands on May 18, 2017 and is wholly-owned by Vantage.

●	EC Advertising Limited (“EC Advertising”), a company incorporated under the laws of Hong Kong on March 17, 2017 and is a wholly-owned by Sharing Economy.

●	EC Rental Limited (“EC Rental”), a company incorporated under the laws of British Virgin Islands on May 22, 2017 and is wholly-owned by Vantage.

●	EC Assets Management Limited (“EC Assets”), a company incorporated under the laws of British Virgin Islands on May 22, 2017 and is wholly-owned by Vantage.

●	Cleantech Solutions Limited (formerly known as EC (Fly Car) Limited), a company incorporated under the laws of British Virgin Islands on May 22, 2017 and is a wholly-owned by Sharing Economy.

●	Global Bike Share (Mobile App) Limited, a company incorporated under the laws of British Virgin Islands on May 23, 2017 and is a wholly-owned by Sharing Economy.

●	EC Power (Global) Technology Limited (“EC Power”), a company incorporated under the laws of British Virgin Islands on May 26, 2017 and is wholly-owned by EC Rental.

●	ECPower (HK) Company Limited, a company incorporated under the laws of Hong Kong on June 23, 2017 and is wholly-owned by EC Power.

●	EC Manpower Limited, a company incorporated under the laws of Hong Kong on July 3, 2017 and is wholly-owned by Vantage.

●	EC Technology & Innovations Limited (“EC Technology”), a company incorporated under the laws of British Virgin Islands on September 1, 2017 and is wholly-owned by Vantage.

●	Inspirit Studio Limited (“Inspirit Studios”), a company incorporated under the laws of Hong Kong on August 24, 2015, and 51% of its shareholding was acquired by EC Technology on December 8, 2017.

●	EC Creative Limited (“EC Creative”), a company incorporated under the laws of British Virgin Islands on January 9, 2018 and is wholly-owned by Vantage.

●	3D Discovery Co. Limited (“3D Discovery”), a company incorporated under the laws of Hong Kong on February 24, 2015, 60% of its shareholdings was acquired by EC Technology on January 19, 2018 and remaining 40% of its shareholdings was acquired by EC Technology on August 14, 2020.

●	Sharing Film International Limited, a company incorporated under the laws of Hong Kong on January 22, 2018 and is a wholly-owned by EC Creative.

●	AnyWorkspace Limited (“AnyWorkspace”), a company incorporated under the laws of Hong Kong on November 12, 2015, and 80% of its shareholding was acquired by Sharing Economy on January 30, 2018. On March 24, 2020, the Company disposed 80% equity interest of AnyWorkspace.

●	Xiamen Great Media Company Limited (“Xiamen Great Media”), a company incorporated under the laws of the PRC on September 5, 2018 and is a wholly-owned by EC Advertising.

The Company and its subsidiaries are hereinafter referred to as (the “Company”).

NOTE 2 – GOING CONCERN UNCERTAINTIES

These condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying condensed consolidated financial statements, the Company had a net loss of approximately $3,689,085 for the nine months ending on September 30, 2022 and suffered from the accumulated deficit of $80,589,081 at that date. The net cash deficit used in operations were approximately $1,354,424 for the nine months ending on September 30, 2022. Management believes that its capital resources are not currently adequate to continue operating and maintaining its business strategy for twelve months from the date of this report. The Company may seek to raise capital through additional debt and/or equity financings to fund its operations in the future. Although the Company has historically raised capital from sales of equity and from bank loans, there is no assurance that it will be able to continue to do so. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail or cease operations.

Management believes that these matters raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SIGIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States (“GAAP”), and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. The Accounting Standards Codification (“ASC”), maintained by the Financial Accounting Standards Board (the “FASB”), is the current single official source of GAAP.

Certain information and note disclosures normally included in audited financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the condensed consolidated balance sheet as of September 30, 2022, which has been derived from audited financial statements for the last completed fiscal year and the unaudited condensed consolidated financial statements for this fiscal quarter, reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended September 30, 2022 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 2022 or for any future period.

These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the Management’s Discussion and the audited financial statements and notes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2021.

Principles of Consolidation

The Company’s condensed consolidated financial statements include the financial statements of its wholly-owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Noncontrolling interest

The Company accounts for noncontrolling interest in accordance with ASC Topic 810-10-45, which requires the Company to present noncontrolling interests as a separate component of total shareholders’ equity on the condensed consolidated balance sheets and the consolidated net loss attributable to its noncontrolling interest be clearly identified and presented on the face of the consolidated statements of operations and comprehensive loss.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates in the nine months ended September 30, 2022 and 2021 include the allowance for doubtful accounts on accounts and other receivables, the allowance for inventory reserve, the useful life of property and equipment and intangible assets, assumptions used in assessing impairment of long-term assets, valuation of deferred tax assets, and the value of stock-based compensation.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains with various financial institutions mainly in the PRC, Hong Kong and the U.S. On September 30, 2022 and December 31, 2021, cash balances held in banks in the PRC and Hong Kong of $23,929 and $66,273, respectively, are uninsured.

Available-for-sale marketable securities

Available-for-sale marketable securities are reported at fair value using the market approach based on the quoted prices in active markets at the reporting date. The Company classifies the valuation techniques that use these inputs as Level 1 of fair value measurements. Any unrealized losses that are deemed other-than-temporary are included in current period earnings and removed from accumulated other comprehensive income (loss).

Realized gains and losses on marketable securities are included in current period earnings. For purposes of computing realized gains and losses, the cost basis of each investment sold is generally based on the weighted average cost method.

The Company regularly evaluates whether the decline in fair value of available-for-sale securities is other-than-temporary and objective evidence of impairment could include:

●	The severity and duration of the fair value decline;

●	Deterioration in the financial condition of the issuer; and

●	Evaluation of the factors that could cause individual securities to have an other-than-temporary impairment.

Accounts Receivable

Accounts receivable are presented as a net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. On September 30, 2022 and December 31, 2021, the Company has established, based on a review of its outstanding balances, no allowance for doubtful accounts in the accounts.

Property and Equipment

Property and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in the statements of operations in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Impairment loss has been recorded in current period.

Useful life
Office equipment and furniture	5 years
Vehicles	5 years
Vessels	5 years

Depreciation expense from continuing operations for the nine months ended September 30, 2022 and 2021 amounted to $95,292 and $100,031, respectively.

Depreciation expense from continuing operations for the three months ended September 30, 2022 and 2021 amounted to $31,764 and $33,262, respectively.

Impairment of long-lived assets and intangible assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. On September 30, 2022 and December 31, 2021, the Company conducted an impairment assessment on property, equipment and intangible asset based on the guidelines established in ASC Topic 360 to determine the estimated fair market value of property, equipment and intangible asset as of September 30, 2022 and December 31, 2021. Such analysis considered future use of such equipment, consultation with equipment resellers, subsequent sales of price of equipment held for sale, and other industry factors. Upon completion of the 2021 impairment analysis, the Company recorded impairment charges on long-lived assets of $0 and $0 for the year ended September 30, 2022 and 2021.

Revenue recognition

The Company adopted Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” (Topic 606) (“ASU 2014-09”). Under ASU 2014-09, the Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

The transaction price for each contract is determined based on the amount the Company expects to be entitled to receive in exchange for transferring the promised products or services to the customer. Collectability of revenue is reasonably assured based on historical evidence of collectability of fees the Company charges its customers. The transaction price in the contract is allocated to each distinct performance obligation in an amount that represents the relative amount of consideration expected to be received in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. At contract inception, the Company determines whether it satisfies the performance obligation over time or at a point in time.

The Company derives its revenues from the sale of advertising service in a monthly payment term. The Company’s performance obligation includes providing the connectivity among merchants and consumers, generally through its online media advertising platform. Online marketing consists of search engine marketing, display advertisements, referral programs and affiliate marketing. The Company will provide resources to support the marketing needs of the sharing economy businesses via partnerships and acquisitions of advertising companies.

The majority of the Company’s contracts with customers only contain a single performance obligation. When the agreements involve multiple performance obligations, the Company will account for individual performance obligations separately, if they are distinct.

The Company has one source of revenue for the respective fiscal periods:

	September 30, 2022	September 30, 2021
Sales of advertising service	$251,418	$180,682

Income taxes

The Company is governed by the Income Tax Law of the PRC, Inland Revenue Ordinance of Hong Kong and the U.S. Internal Revenue Code of 1986, as amended. The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

On December 22, 2017, the United States signed into law the Tax Cuts and Jobs Act (the “Act”), a tax reform bill which, among other items, reduces the current federal income tax rate in the United States to 21% from 35%. The rate reduction became effective on January 1, 2018 and is permanent.

The Act has caused the Company’s deferred income taxes to be revalued. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense. Pursuant to the guidance within SEC Staff Accounting Bulletin No. 118 (“SAB 118”), as of September 30, 2022, the Company recognized the provisional effects of the enactment of the Act for which measurement could be reasonably estimated. Since the Company has provided a full valuation allowance against its deferred tax assets, the revaluation of the deferred tax assets did not have a material impact on any period presented. The ultimate impact of the Act may differ from these estimates due to the Company’s continued analysis or further regulatory guidance that may be issued as a result of the Act.

The Company applied the provisions of ASC 740-10-50, “Accounting for Uncertainty in Income Taxes,” which provides clarification related to the process associated with accounting for uncertain tax positions recognized in the Company’s financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of September 30, 2022 and December 31, 2021, the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the parent company is the U.S. dollar and the functional currency of the Company’s operating subsidiaries is the Chinese Renminbi (“RMB”) or Hong Kong dollars (“HKD”). For the subsidiaries and affiliates, whose functional currencies are the RMB or HKD, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The Company did not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Translation of amounts from RMB and HK$ into US$ has been made at the following exchange rates for the period ended  September 30, 2022 and December 31, 2021:

	September 30, 2022	December 31, 2021
Period-end RMB:US$ exchange rate	7.1099	6.3588
Period average RMB:US$ exchange rate	6.4763	6.4499
Period-end HK$:US$ exchange rate	7.8497	7.7971
Period average HK$:US$ exchange rate,	7.8000	7.8000

Loss Per Share of Common Stock

ASC Topic 260 “Earnings per Share,” requires presentation of both basic and diluted earnings per share (“EPS”) with a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The Company did not have any common stock equivalents or potentially dilutive common stock outstanding during the three and nine months ended September 30, 2022 and 2021. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact.

Comprehensive loss

Comprehensive loss is comprised of net loss and all changes to the statements of stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the Company, comprehensive loss income for the three and nine months ended September 30, 2022 and 2021 included net loss and unrealized gain from foreign currency translation adjustments.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment topic of ASC Topic 718, “Stock Compensation” (“ASC 718”) which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the vesting period or immediately if fully vested and non-forfeitable. The FASB also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Related parties

The Company follows ASC Topic 850-10, “Related Party Disclosures” for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825-10-15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The condensed consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and contingencies

The Company follows ASC Topic 450-20, “Contingencies” to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Fair Value of Financial Instruments

The Company adopted the guidance of ASC Topic 820, “Fair Value Measurement,” for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, notes receivable, accounts receivable, inventories, advances to suppliers, deferred tax assets, receivable from sale of subsidiary, prepaid expenses and other, short-term bank loans, bank acceptance notes payable, note payable, accounts payable, accrued liabilities, advances from customers, amount due to a related party, VAT and service taxes payable and income taxes payable approximate their fair market value based on the short-term maturity of these instruments.

ASC Topic 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

The following table presents information about the Company’s assets and liabilities that were measured at fair value as of September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	September 30,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2022	(Level 1)	(Level 2)	(Level 3)
	(Unaudited)
Assets:
Marketable securities, available-for-sale	$2,338,566	$2,338,566	$-	$-

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	2021	(Level 1)	(Level 2)	(Level 3)
Assets:
Marketable securities, available-for-sale	$3,624,660	$3,624,660	$-	$-

As of September 30, 2022 and December 31, 2021, the Company did not have any nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis, nor did the Company have any assets or liabilities measured at fair value on a non-recurring basis.

Concentrations of Credit Risk

The Company’s operations are carried out principally in Hong Kong. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in Hong Kong. The Company’s operations in Hong Kong are subject to specific considerations and significant risks not typically associated with companies in North America. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the Hong Kong, and none of these deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. A significant portion of the Company’s sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

NOTE 4 – PROPERTY AND EQUIPMENT

As of September 30, 2022 and December 31, 2021, property and equipment consisted of the following:

	Useful life	September 30, 2022	December 31, 2021

Office equipment	5 years	25,544	25,717
Motor vehicle	5 years	55,343	120,049
Yacht	5 years	583,909	587,845
		664,796	733,611
Less: accumulated depreciation		(365,516)	(337,786)

		$299,280	$395,825

Depreciation expense for the three months ended September 30, 2022 and 2021 amounted to $31,764 and $33,262.

Depreciation expense for the nine months ended September 30, 2022 and 2021 amounted to $95,292 and $100,031.

NOTE 5 –INTANGIBLE ASSETS

As of September 30, 2022 and December 31, 2021, intangible assets consisted of the following:

	Useful life	September 30, 2022	December 31, 2021

Other intangible assets	3 - 5 years	843,104	843,703
Less: accumulated amortization		(831,245)	(812,199)
		$11,859	$31,504

Annual amortization of intangible assets attributable to future periods is as follows:

Year ending September 30:	Amount
2022	11,859
2023	-
$11,859

For the three months ended September 30, 2022 and 2021, amortization of intangible assets amounted to $4,475 and $24,537, respectively.

For the nine months ended September 30, 2022 and 2021, amortization of intangible assets amounted to $19,599 and $73,612, respectively.

NOTE 6 – BANK LOANS

Bank loans of $4,809,065 represented the amount due to one financial institution in Hong Kong that is repayable in a term of 30 years, with 360 monthly installments and interest charged at the annual rate of 2.5% lower than its best lending rate.

Another loan of $670,377 is due to one financial institution in Hong Kong and is repayable in a term of 10 years, with 120 monthly installments and interest charged at the annual rate of 2.75% of its best lending rate.

We have a revolving credit line of $5,265,610 that is expected to be repaid in the next twelve months and interest is charged at the rate of 1.63% per annum over the Hong Kong Dollar Best Lending Rate.

As of September 30, 2022, the banking facilities of the Company were secured by:

●	Personal guarantee by the directors of the Company’s subsidiary;

●	Legal charge and rental assignment over the leasehold land and buildings owned by its related companies which are controlled by the major shareholder of the Company, Mr. Chan Tin Chi; and

●	Hong Kong Mortgage Corporation Limited.

As of September 30, 2022 and December 31, 2021, bank loans consisted of the following:

	September 30, 2022	December 31, 2021
Mortgage loan	$4,809,065	$5,493,475
Line of revolving loan	5,265,610	4,913,557
100% Guarantee bank loan	670,377	-

Total bank loans	$10,745,052	$10,407,032

Reclassifying as:
Current portion	$5,362,061	$5,584,788
Long-term portion (more than 12 months)	5,382,991	4,822,244

Total bank loans	$10,745,052	$10,407,032

Interest related to the bank loans was $69,621 and $58,524 for the three months ended September 30, 2022 and 2021, respectively.

Interest related to the bank loans was $156,015 and $168,631 for the nine months ended September 30, 2022 and 2021, respectively.

All interests are included in interest expense on the accompanying condensed consolidated statements of operations.

NOTE 7 – CONVERTIBLE NOTE PAYABLE

Securities purchase agreement and related convertible note and warrants

Iliad Note

On May 2, 2018, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Iliad Research and Trading, L.P. (the “Investor”) pursuant to which the Investor purchased a Convertible Promissory Note (the “Iliad Note”) in the original principal amount of $900,000, convertible into shares of common stock of the Company (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in the Iliad Note, and a two year warrant to purchase 134,328 shares of common stock at an exercise price of $7.18 per share (the “Warrant”). In connection with the Iliad Note, the Company paid an original issue discount of $150,000 and paid issuance costs of $45,018 which will be reflected as a debt discount and amortized over the Iliad Note term. The Iliad Note bears interest at 10% per annum, is unsecured, and is due on the date that is fifteen months from May 2, 2018. The Warrant shall expire on the last calendar day of the month in which the second anniversary of the Issue Date occurs.

On November 8, 2018, the Company converted an aggregate of $27,811 and $47,189 outstanding principal and interest of the Iliad Note, respectively, into a total of 36,621 shares of its common stock.

On January 11, 2019, the Company converted an aggregate of $34,103 and $15,897 outstanding principal and interest of the Iliad Note, respectively, into 266,667 shares of its common stock.

On April 30, 2020, the Company converted an aggregate of $100,000 and $0 outstanding principal and interest of the Iliad Note, respectively, into 10,059 shares of its common stock.

During the year ended December 31, 2020, the Company converted an aggregate of $235,000 and $158,017 outstanding principal and interest of the Iliad Note, respectively, into 18,944,773 shares of its common stock.

The Investor has the right at any time after May 2, 2018 until the outstanding balance has been paid in full to convert all or any part of the outstanding balance into shares of common stock of the Company at conversion price of $6.70 per share (the “Lender Conversion Price”). The Lender Conversion Price is subject to certain adjustments set forth in the Iliad Note. The conversion price for each Redemption Conversion (the “Redemption Conversion Price”) shall be the lesser of (a) the Lender Conversion Price, and (b) the Market Price; provided, however, in no event shall the Redemption Conversion Price be less than $2.00 per share (“Conversion Price Floor”) unless the Company waive the Conversion Price Floor.

This debt instrument includes embedded components including a put option. The Company evaluated these embedded components to determine whether they are embedded derivatives within the scope of ASC Topic 815, “Derivatives and Hedging”, that should be separately carried at fair value. ASC 815-15-25-1 provides guidance on when an embedded component should be separated from its host instrument and accounted for separately as a derivative. Based on this analysis, the Company believes that the put option is clearly and closely related to the debt instrument and does not meet the definition of a derivative. Accordingly, in connection with this Iliad Note, the Company recorded a debt discount for (a) the original issue discount of $150,000 (b) the relative fair value of the warrants issued of $152,490 and (c) legal fees and other fees paid in connection with the Iliad Note aggregating $45,018. There is no beneficial conversion feature on the Iliad Note. The debt discount shall be accreted on a straight-line basis over the term of the Iliad Note.

The Company is currently in default under Iliad Note with the outstanding balance of $1,259,980 at December 31, 2021. At the date of filing of this quarterly report, both parties have not reached agreement on how to cure the default.

Power Up

On April 7, 2020, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Power Up Lending Group Ltd. (“Power Up”) pursuant to which Power Up purchased a Convertible Promissory Note (the “Power Up Note”) in the original principal amount of $83,000, with additional tranches of up to $1,000,000 in the aggregate over the next twelve (12) months, subject to the discretion of both parties. The Power Up Note is convertible into shares of common stock of the Company at a price equal to 65% of the average of the two (2) lowest trading prices for the Company’s common stock during the twenty (20) trading day period ending on the latest complete trading day prior to the conversion date. The Power Up Note bears interest at 8% per annum and is due on October 7, 2021.

During the years ended  December 31, 2020 and 2021, respectively, the Company converted an aggregate of $127,820 and $0 outstanding principal and interest of the Power Up Note, respectively, into 8,228,775 shares of its common stock.

As of September 30, 2022 and December 31, 2021, the Company has no outstanding balance under the Power Up Note.

Black Ice

On April 14, 2020, the Company and Black Ice Advisors, LLC (“Black Ice”) entered into a Securities Purchase Agreement, whereby the Company issued a note to Black Ice (the “Black Ice Note”) in the original principal amount of $110,000. The Black Ice Note contains an original issue discount of $10,000 which will be reflected as a debt discount and amortized over the Black Ice Note term. The Black Ice Note is convertible into shares of the common stock of the Company at a price equal to 60% of the lowest trading price of the Company’s common stock for the fifteen (15) prior trading days including the day upon which a Notice of Conversion is received by the Company. The Black Ice Note bears interest at 10% per annum and is due on April 14, 2021.

During the year ended December 31, 2020 the Company converted an aggregate of $15,000 outstanding principal and interest of the Black Ice Note, respectively, into 987,180 shares of its common stock.

In January 2021, the Company converted an aggregate of $95,000 and $9,167 outstanding principal and interest of the Black Ice Note, respectively, into 12,452,413 shares of its common stock.

In June 2021, the Company converted an aggregate of $100,000 outstanding principal of the Black Ice Note, respectively, into 3,948,278 shares of its common stock.

As of September 30, 2022 and December 31, 2021, the Company has no outstanding balance under the Black Ice Note.

Pyram

On April 9, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram LC Architecture Limited. (“Pyram”) pursuant to which Pyram purchased the Convertible Promissory Note (the “Pyram Note”) in the original principal amount of $89,744. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on October 8, 2021.

On April 28, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $38,462. The Pyram Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on October 28, 2021.

On May 13, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $25,641. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on November 12, 2021.

On June 29, 2021, pursuant to a securities purchase agreement, the Company closed a private placement of securities with Pyram pursuant to which Pyram purchased the Pyram Note in the original principal amount of $76,923. The Power Up Note is convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on December 28, 2021.

On July 29, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $102,565. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on January 28, 2022.

On August 26, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $74,359. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on February 25, 2022.

On September 20, 2021, the Company and Pyram entered into a Note Purchase Agreement, whereby the Company issued a note to Pyram (the “Pyram Note”) in the principal amount of $128,206. The Pyram Note is a convertible into shares of the common stock of the Company at a price equal to 70% of the average closing prices for the Company’s common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date. The Pyram Note bears interest at 12% per annum and is due on March 19, 2022.

As of September 30, 2022 and December 31, 2021, convertible debt consisted of the following:

	September 30, 2022	December 31, 2021
Principal	$1,115,097	$1,113,830
Unamortized discount	-	-
Convertible debt, net	$1,115,097	$1,113,830

The amortization of discount was $0 and $0 for the three months ended September 30, 2022 and 2021.

The amortization of discount was $0 and $2,821 for the nine months ended September 30, 2022 and 2021.

As of September 30, 2022 and December 31, 2021, accrued interest amounted to $946,562 and $905,046, respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

Due to related parties

From time to time, during 2021 and 2020, the Company received advances from Chan Tin Chi Family Company Limited (formerly known as YSK 1860 Co., Limited), which is the major shareholder of the Company for working capital purposes. These advances are non-interest bearing and are payable on demand. During the years ended December 31, 2021, the Company repaid to Chan Tin Chi Family Company Limited for working capital totaled $618,151. During the nine months ended September 30, 2022, the Company repaid to Chan Tin Chi Family Company Limited working capital totaling $308,289. As of September 30, 2022 and December 31, 2021, amounts due to Chan Tin Chi Family Company Limited amounted to $2,127,431 and $2,435,720, respectively.

As of September 30, 2022 and December 31, 2021, amounts due to related companies amounted to $1,621,175 and $1,212,845, respectively.

The amounts are unsecured, interest-free and have no fixed terms of repayment.

NOTE 9 – STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company has authorized 50,000,000 shares of preferred stock Series A, with a par value of $0.001 per share.

As of September 30, 2022 and December 31, 2021, the Company has 3,189,600 shares and 3,189,600 shares of preferred stock issued and outstanding, respectively.

Common Stock

The Company has authorized 7,400,000,000 shares of common stock with a par value of $0.001 per share.

As of September 30, 2022 and December 31, 2021, the Company has 333,331,882 shares and 239,278,847 shares of common stock issued and outstanding, respectively.

Common stock issued for debt conversion

In March 2022, the Company issued 23,809,524 shares of its common stock upon conversion of debt (note 7).

During July to September 2022, the Company issued 40,167,992 shares of its common stock upon conversion of debt (note 5).

Common stock issued for consultancy fee and director’s remuneration

In May 2022, the Company issued 24,730,307 shares of its common stock to director as compensation value of $803,735.

In June 2022, the Company issued 5,345,212 shares of its common stock to four consultants in exchange for consultancy services value of $240,000.

NOTE 10 – CONCENTRATIONS

Customers

For the three and nine months ended September 30, 2022 and 2021, there are no customers representing more than 10% of the Company’s revenue.

Vendors

For the three and nine months ended September 30, 2022 and 2021, there are no vendors representing more than 10% of the Company’s purchase.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Litigation:

On April 25, 2019, ECPower (HK) Company Limited (“EC Power”), a subsidiary of SEII, filed a claim against The Dairy Farm Limited (“Dairy Farm”) in respect of the cooperation agreement between the two parties for the battery rental business at 7-Eleven outlets in Hong Kong during the period from September 2017 to February 2018. The claim is for a total compensation of HK$1,395,000 (approximately $178,846) which comprises of (i) HK$45,000 (approximately $5,769) as compensation for interest and administration cost incurred as a result of Dairy Farm’s delay in payment of EC Power’s share of the rental income, and (ii) HK$1,350,000 (approximately $173,077) as compensation for Dairy Farm’s early termination of the cooperation agreement without any valid proof of fault on the part of EC Power.

Legal proceedings:

On June 10, 2020, the Company’s subsidiary, Ecrent Worldwide Company Limited (“Ecrent Worldwide”), a wholly On June 10, 2020, the Company’s subsidiary, Ecrent Worldwide Company Limited (“Ecrent Worldwide”), a wholly owned subsidiary of Universal Sharing Limited (formerly known as Ecrent Holdings Limited), received a writ of summon (the “Summon”) issued by Messrs Wilkinson & Grist on behalf of Mr. Michael Andrew BERMAN and Mr. Eric Hans ISRAEL, who were the former Chief Executive Officer and Chief Financial Officer of Ecrent (America) Company Limited (“Ecrent America”) and Ecrent (USA) Company Limited (“Ecrent USA”). Both Ecrent America and Ecrent USA were the former subsidiaries of Universal Sharing Limited. On the same day, the Summon also delivered to Mr. Chan Tin Chi, the major shareholder of SEII and his spouse, Ms. Deborah Yuen Wai Ming. Pursuant to the US Judgement dated on September 25, 2019 issued by the Supreme Court of the State of New York County of Nassau, the Summon demands Ecrent Worldwide, Mr. Chan Tin Chi, and Ms. Deborah Yuen Wai Ming to fully settle an amount of approximately $241,706 and $103,841 to Mr. Berman and Mr. Israel, respectively representing the unpaid salary, benefits, expenses and incentive bonus. SEII intends to dispute these proceedings that the US Judgement is not enforceable under the Hong Kong jurisdiction.

In accordance with applicable accounting guidance, the Company records accruals for certain of its outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. The Company evaluates, on a quarterly basis, developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would make a loss contingency both probable and reasonably estimable. The Company discloses the amount of the accrual if the financial statements would be otherwise misleading.

When a loss contingency is not both probable and estimable, the Company does not establish an accrued liability. However, if the loss (or an additional loss in excess of the accrual) is at least a reasonable possibility and material, then the Company discloses an estimate of the possible loss or range of loss, if such estimate can be made or discloses that an estimate cannot be made.

NOTE 12 – SUBSEQUENT EVENTS

In accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events or transactions that occurred after September 30, 2022, up through November 18, 2022, the date the Company finalized the unaudited condensed consolidated financial statements, and concluded that it has nothing to report.

PRELIMINARY PROSPECTUS

SHARING ECONOMY INTERNATIONAL INC.

2,000,000,000 SHARES OF

COMMON STOCK

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until _____, 2024 (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

THE DATE OF THIS PRELIMINARY PROSPECTUS IS DECEMBER30, 2022

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the Company; none shall be borne by any Selling Security Holder.

Item	Amount ($)
SEC Registration Fee	$551.00
Accounting Fees	3,500.00
Printing Costs	1,500.00
Legal fees and expenses	45,000.00
TOTAL	$50,551.00

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Bylaws and Articles of Incorporation provide that we shall, to the full extent permitted by the Nevada Revised Statutes, as amended from time to time (the “Nevada Corporate Law”), indemnify all of our directors and officers. Section 78.7502 of the Nevada Corporate Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under our Bylaws and Articles of Incorporation, the indemnitee is presumed to be entitled to indemnification and we have the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Number	Description
2.1	Share Exchange Agreement, dated December 27, 2019, by and among the Sharing Economy International Inc., a Nevada corporation, Peak Equity International Limited, a British Virgin Islands corporation, and the holders of common stock of Peak Equity International Limited (1)
3.1.1	Articles of Incorporation (2)
3.1.2	Certificate of Change, dated February 24, 2017 (3)
3.1.3	Certificate of Designation for Series A Preferred Stock, dated September 7, 2018 (4)
3.1.4	Certificate of Amendment to Articles of Incorporation, dated January 8, 2018 (5)
3.1.5	Certificate of Amendment to Articles of Incorporation, dated January 31, 2020 (6)
3.2	Bylaws (7)
4.1	2020 Stock Incentive Plan (8)
5.1	Opinion of Withers Bergman LLP, regarding the legality of the securities being registered*
10.1	Investment Agreement, dated May 5, 2021, by and between Sharing Economy International, Inc., a Nevada corporation, and Strattner Alternative Credit Fund LP, a Delaware limited partnership.*
10.2	Registration Rights Agreement, dated April 16, 2021, by and between Sharing Economy International, Inc., a Nevada corporation, and Strattner Alternative Credit Fund LP, a Delaware limited partnership.*
14.1	Code of Ethics (9)
21.1	Subsidiaries of the Registrant (10)
23.1	Consent of Audit Alliance LLP**
23.2	Consent of BF Borgers CPA PC**
23.3	Consent of Withers Bergman LLP (contained in Exhibit 5.1).*
101.INS	Inline XBRL Instance Document.**
101.SCH	Inline XBRL Taxonomy Extension Schema Document.**
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.**
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.**
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.**
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.**
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).**
107	Filing Fee Exhibit.**

(1)	Incorporated by reference to Current Report on Form 8-K (File No. 001-34591), filed with the Securities and Exchange Commission on December 31, 2019.

(2)	Incorporated by reference to Annual Report on Form 10-K (File No. 001-34591), filed with the Securities and Exchange Commission on April 11, 2013.

(3)	Incorporated by reference to Current Report on Form 8-K (File No. 001-34591), with the Securities and Exchange Commission on March 1, 2017.

(4)	Incorporated by reference to the Current Report on Form 8-K (File No. 001-34591), filed with the Securities and Exchange Commission on September 12, 2018.

(5)	Incorporated by reference to the Form 10-K (File No. 001-34591), with the Securities and Exchange Commission on April 16, 2019.

(6)	Incorporated by reference to the Amendment No. 1 to Preliminary Information Statement on Schedule 14C (File No. 001-34591), with the Securities and Exchange Commission on February 26, 2020.

(7)	Incorporated by reference to the Form 8-K (File No. 001-34591), with the Securities and Exchange Commission on August 9, 2012.

(8)	Incorporated by reference to Registration Statement on Form S-8 (File No. 333-251861), filed with the Securities and Exchange Commission on December 31, 2020.

(9)	Incorporated by reference to the Form 10-K (File No. 001-34591), filed with the Securities and Exchange Commission on March 31, 2009.

(10)	Incorporated by reference to Annual Report on Form 10-K (File No. 001-34591), filed with the Securities and Exchange Commission on April 16, 2021.

*	To be filed by amendment.
**	Filed herewith.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document\ incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or our securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hong Kong, Special Administrative Region of the People’s Republic of China, on December 30, 2022.

SHARING ECONOMY INTERNATIONAL INC. (Registrant)

Dated: December 30, 2022	By:	/s/ Chan Pak Hei Jefferson
	Name:	Chan Pak Hei Jefferson
	Title:	Chief Executive Officer (principal executive officer)

Dated: December 30, 2022	By:	/s/ Ka Man Lam
	Name:	Ka Man Lam
	Title:	Chief Financial Officer (principal financial officer and principal accounting officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chan Pak Hei Jefferson, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Sharing Economy International Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SHARING ECONOMY INTERNATIONAL INC. (Registrant)

Dated: December 30, 2022	By:	/s/ Chan Pak Hei Jefferson
	Name:	Chan Pak Hei Jefferson
	Title:	Chief Executive Officer, President,
(Chairman of the Board of Directors (principal executive officer)

Dated: December 30, 2022	By:	/s/ Ka Man Lam
	Name:	Ka Man Lam
	Title:	Chief Financial Officer, Secretary and Treasurer (principal financial officer and principal accounting officer

Dated: December 30, 2022	By:	/s/ Cheng Wai Yin
	Name:	Cheng Wai Yin
	Title:	Director

Dated: December 30, 2022	By:	/s/ Shao Yuan Guo
	Name:	Shao Yuan Guo
	Title:	Director

Dated: December 30, 2022	By:	/s/ Michael Bibat Bautista
	Name:	Michael Bibat Bautista
	Title:	Director